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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                                  MAY 16, 1994
                                (Date of Report)



                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
             (Exact name of Registrant as specified in its charter)


                                    DELAWARE
                         (State or other jurisdiction)



        0-5256                                            58-1351398
  (Commission File No.)                        (IRS Employer Identification No.)



TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS                 60606
  (Address of principal executive offices)                 (Zip code)



                                       (312) 648-5656
                    (Registrant's telephone number, include area code)


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
ITEM 5. OTHER EVENTS

        As a result of change in the year end from July 31 to December 31, Great American Management and Investment, Inc . is filing an Annual Report for the year ended December 31, 1993. A transition report on Form 10-Q covering the transition period from July 31, 1993 through December 31, 1993, was filed in February 1994.

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.

                               TABLE OF CONTENTS





                                                                                     PAGE
                                                                                    NUMBER
                                                                                    ------
 Letter to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .           4

 Business Description  . . . . . . . . . . . . . . . . . . . . . . . . . . .           7

 Management's Discussion . . . . . . . . . . . . . . . . . . . . . . . . . .          11

 Report of Independent Public Accountants  . . . . . . . . . . . . . . . . .          16

 Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . .          17

 Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . .          22

 Quarterly Stock Information . . . . . . . . . . . . . . . . . . . . . . . .          46

 Corporate Information . . . . . . . . . . . . . . . . . . . . . . . . . . .          47

GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.



TO OUR SHAREHOLDERS


Calendar 1993 was a year of significant events for Great American and the businesses in which it has major investments.

As reported in our annual report for the last fiscal year, the Board resolved that Great American would not complete the spin-off of Eagle Industries, Inc.. Accordingly, Eagle's financial condition and results of operations have been consolidated with Great American's in this annual report. Since the Company's financial results are significantly impacted by Eagle's operations, effective in October 1993, Great American changed its year end from July 31 to December 31 to conform with Eagle's reporting year.

Significant accomplishments for Great American since January 1993 include:

Manufacturing Businesses (Eagle Industries, Inc.)

- - -   Eagle completed major revisions to its capital structure.  In July
    1993, Eagle successfully completed a tender offer for $151.0 million of its 13% Subordinated Notes due 1998. This tender was financed through the issuance of $315.0 million maturity value Senior Deferred Coupon Notes due 2003. These Notes were priced at $598.97 per $1,000 producing an annual yield to maturity of 10.5%. In January 1994, Eagle repaid the remaining outstanding 13% Subordinated Notes, all of its outstanding 13.75% Subordinated Notes due 1998 and all of its senior bank credit facilities. The proceeds necessary to complete these repayments were generated from a new $425.0 million Senior Credit Facility, a $110.0 million accounts receivable securitization program, and a $50.0 million capital infusion from Great American. The ongoing impact of these transactions will benefit Eagle significantly through (1) lower cost debt resulting in substantially lower interest expense, (2) deferral of interest payments improving Eagle's cash flow, (3) relaxed covenants providing greater operating flexibility and (4) a simplification of its debt structure, with the reduction in the number of debt instruments.


- - -   In an effort to divest itself of operations not considered to be a part of Eagle's long-term plans, Eagle sold two operations, Underground Technologies and Power Structures and 60% of Signet Armorlite realizing cash proceeds of $27.0 million. In addition, Eagle has initiated efforts to sell its Lapp Insulator business.

- - -   By strengthening its market share, together with benefiting from improved market conditions, Eagle increased its sales and earnings in its Building Products and Automotive Products Groups.

- - -   To expand Elastimold's market presence, Eagle acquired Blackburn
    Primary Products Division of Thomas & Betts and subsequently integrated it into Elastimold's operation.

- - -   Eagle restructured the operations of companies in its Electrical
    Products and Specialty Products Groups to better position them for improved financial results in the coming years.


- - -   Eagle augmented its executive management team with the addition of
    Sam Cottone as Chief Financial Officer. Mr. Cottone was formerly a partner with the firm of Arthur Andersen & Co.

Investment in The Vigoro Corporation

- - -   Vigoro again achieved its objective of providing at least a 20%
    return on shareholders' equity, by reporting returns of 23% for fiscal
    1993.

- - -   Kalium, Vigoro's subsidiary which produces and distributes potash, generated substantial sales increases in its ice melt and water softener products. In addition, Kalium received Canadian governmental approval to expand production by 12% to fulfill industrial and specialty potash needs.

- - -   Additionally, by reducing its cash costs during 1993, Kalium has solidified its position as the world's lowest-cost potash mining company.

- - -   To pave the way for future growth and build a deep team for long-term expansion, during 1993, Vigoro announced that Bob Fowler joined Vigoro as President and Chief Operating Officer, and Jim Patterson was named Chief Financial Officer.

- - -   In April 1994, Vigoro completed the acquisition of Mid-Ohio Chemical
    Company, one of the nation's largest independent manufacturers and distributors of fertilizers, herbicides, pesticides and seeds. This acquisition will complement Vigoro's existing retail farm center network, as well as provide expansion into several prime areas previously not serviced by Vigoro.

Corporate /Real Estate Portfolio

- - -   In August 1993, Great American redeemed all $25.0 million of its 10%
    Subordinated Notes. This event marked the successful redemption of all parent company subordinated debt.

- - -   In September 1993, Great American sold 3.5 million shares of its holdings of Vigoro common stock: 3.0 million shares sold in a secondary offering and 0.5 million shares sold to Vigoro, realizing net proceeds of approximately $81.5 million and a pre-tax gain of $48.9 million. Great American continues to own approximately 30% of Vigoro.

- - -   Great American continues the orderly liquidation of its portfolio of real estate investments. During 1993, Great American realized cash proceeds of $21.0 million through loan payments, redemptions and real estate sales.

The Company reported a loss from continuing operations of $49.8 million or $4.74 per share for the year ended December 31, 1993. Major items contributing to this loss included $71.8 million of restructuring reserves reported in our manufacturing businesses and $28.4 million of other reserves relating to costs to resolve the bankruptcy case of a non-consolidated subsidiary, Madison Management Group, Inc. Losses from discontinued operations and early retirement of debt related to our manufacturing businesses totaled $53.2 million or $4.79 per share. For the year ended December 31, 1993, the net loss to common shareholders amounted to $100.2 million or $9.03 per share.

All of the steps taken during 1993 were aimed at increasing overall shareholder value. In 1994, the Company will continue to evaluate its business units and capital structure to more fully utilize its resources.

In general, the Company's operating results improved during the second half of the year and are improving in early 1994 over year ago levels.

Due to the change in the Company's year end, proposals of shareholders for the next Annual Meeting of Shareholders, which will be held in May or June 1995, must be received by the Company at its principal executive offices on or before December 31, 1994 in order to be included in the Company's proxy statement and form of proxy relating to such meeting.


Sincerely,




Rod Dammeyer
President and Chief Executive Officer

BUSINESS DESCRIPTION

Great American Management and Investment, Inc. ("GAMI" or "the Company") is a diversified company. The Company directly and through its wholly owned subsidiary, Eagle Industries, Inc. ("Eagle"), owns businesses which produce and distribute capital goods and other products serving building, electrical, industrial, automotive and consumer markets. The Company also has investments in the agricultural chemicals and fertilizers industry through its investment in The Vigoro Corporation ("Vigoro") and manufactured homes through its investment in The Commodore Corporation ("Commodore"). In addition, the Company owns a portfolio of real estate, mortgage loans and real estate syndications through its subsidiary Great American Financial Group, Inc. ("GAFG").

MANUFACTURING

The substantial portion of GAMI's businesses are in manufacturing operations. The manufacturing operations are currently comprised of 17 businesses operating in five business segments: the Building Products Group, the Electrical Products Group, the Industrial Products Group, the Automotive Products Group and the Specialty Products Group. These businesses generally are low and medium technology, industrial companies in niche markets. The manufacturing business segments are affected by domestic and international market conditions as well as by the business environment within their own respective industry segments.

Building Products Group

The Building Products Group consists of businesses which manufacture and distribute building products primarily for the residential and commercial construction and home improvement markets. Products manufactured by this group include air distribution and handling equipment, bathroom plumbing fixtures and light-duty air compressors. The Building Products Group relies primarily on the residential and commercial construction markets. The residential construction market is largely dependent on housing starts and remodeling/do-it-yourself ("DIY") projects. Housing starts and remodeling/DIY projects are generally a function of new household formations, mortgage rates, inflation, unemployment and gross national product growth. Since fiscal 1990, the decline in residential housing starts resulted in excess manufacturing capacity and pricing pressures in this market. More recently, this trend has started to reverse as a result of lower mortgage rates and improved consumer confidence. The Company believes that future growth in revenue and earnings for companies operating in this segment is dependent upon the housing and construction markets in North America, increased international business, quality and customer service, and further market penetration with new products and within market niches.

Electrical Products Group

The Electrical Products Group consists of two broad groups of businesses, those providing electrical power distribution products for the electrical utility market and those supplying electrical control products for electrical equipment manufacturers. The principal products manufactured by these businesses include medium voltage electric cable, underground cable accessories and interconnect and timing devices. The Electrical Products Group is largely dependent on utility transmission and distribution expenditures, new construction and spending levels of those manufacturers who supply electrical equipment to the utility industry. Spending for utility transmission equipment has been at historically low levels for the last several years and has not yet begun to improve. This has resulted in excess capacity and continued pricing pressures in this segment's market. The Company believes that future growth in revenue and earnings in this segment is largely dependent on increased electric utility capital spending from the currently depressed levels and further recovery of the residential and commercial construction markets in North America.

Industrial Products Group

The businesses within the Industrial Products Group manufacture and distribute products for the chemical/pharmaceutical, process industries and commercial aviation markets. Products manufactured and distributed include reactor and storage vessels, fluid mixing and agitation equipment and commercial airline seating.

Businesses serving the chemical process industry are largely dependent on capital expenditures by chemical and pharmaceutical producers. Both domestically and in Europe, the Company's businesses operating in this industry are focused on the pharmaceutical market. Domestically, capital spending over the past few years has been less than anticipated by published industry forecasts. However, the pharmaceutical market of the chemical process industry has shown continued growth. This group's operating businesses in Europe continue to be negatively affected by the depressed economy in Germany.

The financial difficulties experienced by the domestic airline industry have resulted in a reduction in capital spending for commercial aircraft and associated equipment. However, the Company derives approximately 65% of its aviation business from the foreign aviation market, which has not been as adversely affected as the domestic industry.

The Company believes that future revenue and earnings growth for the Industrial Products Group is largely dependent on worldwide capital spending in the chemical and aviation industries.

Automotive Products Group

The businesses within the Automotive Products Group primarily serve the automotive aftermarket. Major products produced and/or distributed include automotive parts, accessories and specialty pneumatic tires. In addition, multi-ply flexible tubing for carburetor air ducts are manufactured and distributed to original equipment manufacturers. The Automotive Products Group is primarily affected by both new and used automobile sales and the automotive repair business. The Company's parts and accessory distribution businesses have experienced a significant increase in sales and profits by exploiting ineffiencies in this market's distribution process. In addition, the increase in the average age of automobiles on the roads in the U.S. has resulted in increased demand for parts and correspondingly sales. The specialty pneumatic tire business has benefitted from the growth in truck and off-road vehicle sales. The majority of sales in the flexible tubing business are made directly to domestic automobile manufacturers. The overall improvement in new car sales has reflected positively for this business.

Specialty Products Group

The Specialty Products Group consists of businesses which manufacture and distribute refrigeration equipment and consumer products. Businesses within this group manufacture refrigerated display cases, hand knitting and craft yarns and decorative wrappings for packaging gifts. In addition, the group includes a designer and distributor of ski and rugged outerwear. The Specialty Products Group is largely dependent on trends in consumer spending and overall consumer confidence. The Company believes that future growth in revenue and earnings for the Specialty Products Group is dependent on consumer spending. Over the last several years, this segment has suffered from a continued softness in consumer discretionary spending.

the following is a list of the primary manufacturing and distribution companies or divisions owned by the Company and its subsidiaries:

               COMPANY/DIVISION                   DESCRIPTION OF PRODUCT         PRIMARY INDUSTRY(IES)
- - ----------------------------------------        ---------------------------      ----------------------
 BUILDING PRODUCTS GROUP
      Hart & Cooley, Inc. ("Hart & Cooley")      Heating,  Ventilation and        Residential and Commercial
                                                    Air Conditioning                 Construction
                                                    Accessories
      Mansfield Plumbing Products, Inc.          Bathroom Fixtures &              Residential Contruction
          ("Mansfield")                             Plumbing  Fittings
      DeVilbiss Air Power Company                Light Duty Air                   Home Improvement
          ("DeVilbiss Air Power")                   Compressors

 ELECTRICAL PRODUCTS GROUP
      Elastimold                                 Underground Medium-and           Electric Utility
                                                    High-Voltage Cable
                                                    Accessories
      Hendrix Wire and Cable ("Hendrix")         Power Cables and Cable           Electric Utility
                                                    Accessories
      Industrial Electrical Products ("IEP")     Interconnect, Control and        Electrical/Electronic
                                                    Timing Devices;
                                                    Airport Lighting
                                                    Transformers; and
                                                    Electrical Connectors
 INDUSTRIAL PRODUCTS GROUP
      The Pfaudler Companies, Inc.               Glass-lined Industrial           Chemical/Pharmaceutical
         ("Pfaudler")                               Vessels
      Chemineer, Inc. ("Chemineer")              Fluid Processing                 Chemical/Pharmaceutical
                                                    Agitators and
                                                    Mixers
      Burns Aerospace Corporation ("Burns")      Commercial Aircraft              Commercial Aviation
                                                    Seating
 AUTOMOTIVE PRODUCTS GROUP
      Mighty Distributing Systems of             Auto Parts Distribution          Automobile Aftermarket
       America, Inc. ("Mighty")
      The Parts House, Inc. ("Parts House")      Auto Parts Distribution          Automobile Aftermarket
      Denman Tire Corporation ("Denman")         Specialty Pneumatic Tires        Aftermarket Tires
      Clevaflex                                  Multi-ply, Flexible              Automotive OEM
                                                    Tubing
 SPECIALTY PRODUCTS GROUP
      Hill Refrigeration ("Hill")                Refrigerated Display             Commercial Refrigeration
                                                    Cases
      Caron International, Inc. ("Caron")        Knitting Yarns and  Craft        Crafts and Consumer Yarns
                                                    Kits
      Gerry Sportswear Corporation ("Gerry")     Rugged Outerwear and Ski         Retail Apparel
                                                    Apparel
      Equality Specialties ("Equality")          Decorative Wrappings for         Retail Accessories
                                                    Packaging Gifts


INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD:

Investment in Vigoro


As of December 31, 1993, GAMI owned approximately 5.8 million shares or 30.0% of the outstanding common stock of The Vigoro Corporation ("Vigoro"), which is engaged in the agricultural chemicals and fertilizer business. The Company accounts for its investment in Vigoro under the equity method. The common stock of Vigoro is listed on the New York Stock Exchange under the symbol "VGR," and closed at $30.25 per share on December 31, 1993. Dividends received by the Company on its ownership of Vigoro common stock have been less than income recorded under the equity method.

Vigoro's results of operations have historically been influenced by a number of factors beyond Vigoro's control, which have at times had a significant effect on Vigoro's operating results. A significant factor affecting Vigoro's operations is U.S. fertilizer demand which is itself affected by a variety of factors, including planted acreage, U.S. and foreign government agricultural policies (including subsidy and acreage set-aside programs), projected grain stocks and weather. Vigoro's business is highly seasonal with a substantial portion of its sales and earnings occurring during the months of April through June. Vigoro focuses on four areas of the agricultural chemicals and fertilizer industry: potash, agribusiness, specialty/lawn and garden, and industrial. Vigoro's management believes that acreage planted in 1994 should be up significantly due to a decline in corn inventory caused primarily by rainfall and flooding in parts of the Midwest; correspondingly, the use of agricultural chemicals and fertilizers is expected to increase. Furthermore, the 1993 rainfall and flooding washed nutrients from soils, which means a higher likelihood of increased application rates during 1994.

Investment in Commodore

As of December 31, 1993, the Company owned approximately 56.0% of the outstanding stock of Commodore. Commodore manufactures mobile homes in widths ranging from 12 to 28 feet and in lengths ranging from 36 to 80 feet, concentrating its production on quality-built, medium-priced homes, ranging in price from $9,000 to $45,000. The Company has transferred control of the operating decisions of Commodore to the president of Commodore, subject to fulfilling certain conditions, and therefore accounts for its investment in Commodore under the equity method. Commodore is currently not paying dividends on its common stock.

FINANCIAL SERVICES:

The Company, through GAFG, manages and operates a diverse portfolio of real estate investments divided into three major lines: ownership of a loan portfolio; ownership of real estate and management and operation of real estate limited partnerships. Substantially all of GAFG's loan and real estate portfolio investments are located in the Southeast and Southwest United States. Certain of the loans are with entities affiliated with the Company and its subsidiaries. GAFG's position with respect to its loan and real estate portfolio has been, and is expected to continue to be, to sell such loans or properties given an acceptable price. Currently, GAFG is not actively seeking new investments to increase its loan or real estate portfolio. During 1993, GAFG's loan portfolio was substantially reduced through loan payoffs and foreclosures of defaulted loans, which have significantly affected this segment's revenues and results of operations. Certain subsidiaries of GAFG serve as general partner to various real estate limited partnerships (the "Partnerships" or "Partnership"), generating certain fees in this capacity.
The Company and its subsidiaries have not sponsored a Partnership since 1990 and are not expected to sponsor Partnerships in the near future. As a result, the services provided and related fees earned will continue to diminish.

MANAGEMENT'S DISCUSSION

GENERAL

The following financial review of the Company discusses its consolidated results of operations and its consolidated liquidity, capital resources and financial condition.

Effective October 1993, the Company changed its year end from July 31 to December 31. Information for the year ended December 31, 1992 and for the five months ended December 31, 1993 is unaudited and has been presented for comparative purposes only.

In 1993, the Company redefined its industry segments to add an Automotive Products Group and to realign its Building Products and Specialty Products Groups. Prior periods' results of operations have been restated to reflect the reclassifications.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1993 AS COMPARED TO YEAR ENDED DECEMBER 31, 1992

Net Sales and Revenues

Following are net sales and revenues by business group (in millions):

                                                                                INCREASE/
                                                YEAR ENDED DECEMBER 31,         (DECREASE)
                                              -------------------------        ----------
                                                 1993            1992           PERCENTAGE
                                              ----------      ---------        ----------
          Building Products Group. . . . .   $   372.3       $   345.2               7.9%
          Electrical Products Group. . . .       176.8           168.7               4.8%
          Industrial Products Group. . . .       241.4           280.2            (13.9)%
          Automotive Products Group. . . .       164.2           139.8              17.5%
          Specialty Products Group . . . .       205.9           206.1             (0.1)%
          Financial Services Group . . . .        14.4            14.1               2.1%
                                              --------        --------            -------
          Total. . . . . . . . . . . . . .    $1,175.0        $1,154.1               1.8%
                                              --------        --------            -------
                                              --------        --------            -------

Net sales and revenues for the year ended December 31, 1993, were $1,175.0 million or 1.8% higher than the comparable 1992 period. This increase was primarily due to improved net sales in the Building Products and Automotive Products Groups partially offset by decreased net sales in the Industrial Products Group. Increases in the Building Products Group were primarily due to increased volume at Mansfield and, increased volume and, to a lesser extent, improved pricing at Hart & Cooley due primarily to the improvement in the residential construction market. Increases in the Automotive Products Group were primarily due to increased volume at Denman and an increased customer base at Mighty and Parts House. Decreases in the Industrial Products Group were due to lower volume at Burns caused by decreased expenditures in the aviation industry and a large order in 1992 which was not repeated in 1993. The decreases in the Industrial Products Group were partially offset by an increase in volume, partially offset by reduced pricing at Chemineer.

Operating Income (Loss)

Following is operating income (loss) by business group (in millions):

                                                                               INCREASE/
                                               YEAR ENDED DECEMBER 31,        (DECREASE)
                                               -----------------------        ----------
                                                1993            1992          PERCENTAGE
                                               -------        -------         ----------
          Building Products Group . . . .       $47.5           $44.1              7.7 %
          Electrical Products Group . . .        14.9            17.0            (12.7)%
          Industrial Products Group . . .        (2.9)           11.7           (124.9)%
          Automotive Products Group . . .         6.2             3.6              72.5%
          Specialty Products Group  . . .       (63.9)            2.9                N/M
          Financial Services Group  . . .        (7.6)           (3.6)          (111.0)%
          Corporate Expenses  . . . . . .       (13.6)          (16.2)             16.0%
          Other Charges . . . . . . . . .       (28.6)           (4.1)          (597.6)%
                                               -------        -------         ----------
          Operating Income (Loss) . . . .      $(48.0)          $55.4           (186.6)%
                                               -------        -------         ----------
                                               -------        -------         ----------

Consolidated operating loss for the year ended December 31, 1993 was $48.0 million as compared to operating income of $55.4 million for the comparable period of 1992. Substantially all of this change was the result of the recording of $71.8 million of restructuring charges and $28.6 million of other charges in 1993. Excluding these charges, and $1.7 million of restructuring charges and $4.1 million of other charges recorded in 1992, operating income decreased $8.8 million for the comparable periods.

Restructuring and other charges recorded during the twelve months ended December 31, 1993 were as follows: (1) the Electrical Products Group recorded $2.6 million of restructuring charges related to additional costs associated with the closing of a manufacturing facility and an early retirement program,
(2) the Industrial Products Group recorded $2.0 million in restructuring charges principally related to the downsizing of its foreign operations, (3) businesses in the Specialty Products Group recorded reserves totaling $67.2 million, including $15.0 million of charges related to the shutdowns of Caron's London, Kentucky facility and Hill's Canadian facility and $52.2 million of charges for the write-down of certain assets including property, plant and equipment, goodwill and other charges associated with the decision to reconfigure and/or relocate Hill's Trenton, New Jersey plant. See Note 12 to Consolidated Financial Statements for a more detailed description of the restructuring charges. Other charges of $28.6 million and $4.1 million for the years ended December 31, 1993 and 1992, respectively, primarily represent reserves for litigation and pension costs associated with the bankruptcy of Madison Management Group, Inc. ("Madison"). See Note 18 to the Consolidated Financial Statements for a further description.

Excluding the effects of restructuring and other charges and corporate expenses, operating income of $73.6 million for the year ended December 31, 1993 for the Company's manufacturing segments was $7.4 million lower than in the comparable period of 1992. This decrease was primarily due to lower sales volume and a $6.7 million write-down of certain receivables and inventory at businesses in the Industrial Products Group, partially offset by the effects of increased sales at businesses comprising the Building Products and Automotive Products Groups.

Operating loss for the Financial Services Group was $7.6 million and $3.6 million for the years ended December 31, 1993 and 1992, respectively. The Company recorded valuation adjustments on loans receivable of $9.6 million and $7.5 million in 1993 and 1992, respectively. In addition, interest income decreased as the Company's loan portfolio continued to be liquidated.


Gain on sale of securities/Earnings Accounted for by the Equity Method

As disclosed in Note 5 to the Consolidated Financial Statements, in September 1993, the Company publicly sold 3.0 million shares of Vigoro common stock. In addition, Vigoro simultaneously repurchased 0.5 million shares of Vigoro common stock directly from the Company. Net proceeds from these sales (net of costs paid subsequent to the sales date) amounted to $81.5 million. The Company realized a pretax gain of approximately $48.9 million on these sales which was reflected as "Gain on sales of securities" in the Consolidated Financial Statements. These sales reduced the Company's ownership of Vigoro's outstanding common stock from approximately 47% to 30%. Vigoro's earnings accounted for by the equity method for the year ended December 31, 1993 were $1.4 million less than in 1992. The decrease was primarily attributable to the Company's reduced ownership of Vigoro stock. In addition, earnings decreased due to decreased sales caused by lower average prices for nitrogen-based products as a result of an increase in the wholesale business sale volumes and decreases in sales of premium-priced consumer and specialty products. Potash export sales volumes decreased primarily due to a decrease in sales to China in early 1993 and offshore competition from the former Soviet Union. Also affecting earnings was a $2.0 million extraordinary charge, net of tax, related to Vigoro's early redemption of indebtedness.

FIVE MONTHS ENDED DECEMBER 31, 1993 AS COMPARED TO FIVE MONTHS ENDED DECEMBER 31, 1992


Net Sales and Revenues

Net sales and revenues for the five months ended December 31, 1993 were $517.9 or $45.3 million higher than the comparable period of 1992.  The increase was primarily due to increased volume and improved pricing attributable to the improved economy, increased residential housing starts and continued market penetration.  The businesses recording the largest increases were Hart & Cooley
- - - $11.6 million, Hill - $6.9 million, Mighty and Parts House - $6.7 million and
Mansfield - $6.6 million.

Operating (Loss) Income

The Company had an operating loss of $65.0 million and operating income of $21.2 million for the five months ended December 31, 1993 and 1992, respectively. The decrease was primarily due to $71.8 million of restructuring charges, $10.8 million of other charges related primarily to the Madison bankruptcy case and a $6.7 million write-down of inventory and receivables at Burns, all of which are discussed in the comparison of the twelve-month 1993 and 1992 periods.

Excluding the effects of restructuring and other charges and the write-down of inventory and receivables, operating income for the five months ended December 31, 1993 for the Company's manufacturing segments was $24.3 million or $0.9 million higher than the comparable period of 1992. The increase was primarily due to increased sales volume and improved pricing as previously discussed.

Earnings  Accounted for by the Equity Method

Earnings accounted for by the equity method of $4.2 million and $5.5 million for the five months ended December 31, 1993 and 1992, respectively, were most materially affected by the decrease in the Company's ownership of Vigoro common stock as previously discussed.


DISCONTINUED OPERATIONS

The Company has classified Underground Technologies, Inc., and Power Structures, Inc. (sold in the third quarter of 1993), Signet Armorlite, Inc. (a majority interest sold in the first quarter of 1993) and Lapp Insulator Company (sales options being pursued) as discontinued operations in the Consolidated Financial Statements. See Note 3 to the Consolidated Financial Statements for a further discussion of the sales agreements and resulting accounting treatment.

LIQUIDITY AND CAPITAL RESOURCES

CREDIT FACILITIES/SUBORDINATED DEBT

As further described in Note 9 to the Consolidated Financial Statements, in July 1993, Eagle completed a tender offer for $151.0 million of its 13% Senior Subordinated Notes ("13% Notes") funded through a concurrent sale of Senior Deferred Coupon Notes due 2003 ("Notes"). The net proceeds, prior to the repayment of the 13% Notes, after deducting the tender premium, consent payments, interest on the 13% Notes tendered and other fees and expenses, amounted to approximately $167.0 million. In connection with the tender of the 13% Notes, the Company recognized an extraordinary charge of $14.2 million for call premiums and expenses.

In January 1994, Eagle consummated a Refinancing (the "Refinancing"), the proceeds of which were utilized to repay and redeem all of its senior bank credit facilities, the remaining $149.0 million of its 13% Notes and its 13.75% Senior Subordinated Notes ("13.75% Notes"). A portion of the proceeds from the Refinancing were derived from a new senior bank credit facility ("Eagle Credit Facility") made available to Eagle Industrial Products Corporation, ("Eagle Industrial"), a newly formed, wholly owned subsidiary of Eagle, which owns all of the operating subsidiaries of Eagle. Eagle also entered into an asset securitization program whereby it sold certain of its accounts receivable for approximately $110.0 million. In addition, Eagle received a capital contribution from GAMI of $50.0 million in connection with the Refinancing.
The Refinancing of Eagle's debt is expected to generate a reduction of interest expense in excess of $20.0 million in 1994. In connection with the Refinancing, the Company will record a pretax extraordinary charge of approximately $26.0 million in the first quarter of 1994. See Note 21 to the Consolidated Financial Statements for a further discussion of the Refinancing.

The Eagle Credit Facility consists of: (1) a $225.0 million term loan due in quarterly installments increasing from $4.9 million during 1994 to $15.0 million in 1999; (2) a $65.0 million term loan due in equal quarterly installments aggregating $0.5 million per year in 1994 and 1995, $1.0 million per year from 1996 through 1999 and $60.0 million in 2000; and (3) a $135.0 million revolving credit facility (subject to borrowing base availability) that expires in 1999, which may be extended through 2000. Borrowings under the Eagle Credit Facility bear interest at alternative floating rate structures, at management's option (4.9% at January 31, 1994), and are secured by substantially all domestic property, plant, equipment, inventory and certain receivables of Eagle Industrial and its subsidiaries. At January 31, 1994, $35.0 million and $290.0 million were outstanding under the revolving credit portion and term loan portion of the Eagle Credit Facility, respectively. Additionally, the Eagle Credit Facility provides for a letter of credit facility of up to $50.0 million. Borrowing availability under the revolving credit portion of the Eagle Credit Facility is reduced by the outstanding amount of letters of credit. At January 31, 1994, an additional $28.0 million was available to borrow under the Eagle Credit Facility.

The Eagle Credit Facility contains various financial covenants (see Note 9 to the Consolidated Financial Statements). Such restrictions are not expected to have an adverse impact on Eagle's ability to meet its cash obligations.

Prior to the Refinancing, Eagle had four senior credit facilities which were available to four subsidiary groups of Eagle (the "Senior Bank Credit Facilities"). A portion of the proceeds of the Refinancing were utilized to fully repay the Senior Bank Credit Facilities in January 1994. For a further description see Note 9 to the Consolidated Financial Statements.

Revolving credit facilities available to GAMI ("GAMI Credit Facilities") bear interest at alternate floating structures based on the banks' alternate base rate or LIBOR. At December 31, 1993, $0.2 million was outstanding and $21.6 million was available to borrow under the GAMI Credit Facilities.

In August 1993, the Company redeemed the $25.0 million principal amount 10% Subordinated Notes due September 1993. These notes were redeemed at par plus accrued interest using available cash as of such date.

CAPITAL EXPENDITURES

Capital expenditures were $28.9 million and $32.2 million for the years ended December 31, 1993 and 1992, respectively. Expenditures during 1992 included the construction of a new facility for IEP. Capital expenditures were $14.2 million and $13.7 million for the five months ended December 31, 1993 and 1992, respectively. In addition to normal maintenance expenditures, the Company's manufacturing sector expects to incur additional capital expenditures to develop new products and improve product quality. Capital expenditures will be funded through operating cash flow and through availability under the Eagle Credit Facility. The Company had no material commitments for capital expenditures at December 31, 1993. The Company expects that its capital expenditures in 1994 will increase to approximately $45.0 million.

ACQUISITIONS AND DIVESTITURES

Although the Company has historically made a number of acquisitions, primarily through Eagle, it has not made any material acquisitions since fiscal 1990. While certain preliminary discussions are at varying stages at this time, Eagle currently has not executed any purchase contracts with respect to a material acquisition.

Eagle has historically sold a number of businesses, realizing cash proceeds of $25.9 million in calendar 1993. Eagle has considered, and in the future will consider, proposals for the sale of some or all of its interests in its businesses. However, at this time, it has not executed any sale agreements for the sale of any of its businesses.

The Company's Financial Service Group realized $21.4 million of cash in the year ended December 31, 1993 and $13.1 million in the five months ended December 31, 1992 from the sale of real estate properties and loans and the redemption and principal reduction of its loan portfolio.

OTHER LIQUIDITY CONSIDERATIONS

The Company believes that currently it has or will have adequate access to capital resources to meet its long- and short-term requirements. These resources include the Eagle Credit Facility, the GAMI Credit Facilities, dividends from its investment in Vigoro and potentially the proceeds from sales, or borrowings secured by all or a portion of its investment in Vigoro, the operations of its Manufacturing and Financial Services businesses, as well as the ability to leverage or sell certain assets or refinance existing loans as they come due. At December 31, 1993, the Company had available cash of $89.7 million. With respect to the Madison bankruptcy (see Note 18 to the Consolidated Financial Statements), the Company believes that it has adequate resources to litigate the Trustee's (as defined in Note 18 to the Consolidated Financial Statements) claims and satisfy any likely outcome of the Madison bankruptcy.

ACCOUNTING STANDARDS

As disclosed in Note 11 to the Consolidated Financial Statements, the Company adopted the provisions of SFAS No. 109 effective January 1, 1993. By adopting this standard, the Company increased its net deferred tax assets by $8.6 million and recorded a corresponding benefit of $8.6 million.

As disclosed in Note 2 to the Consolidated Financial Statements, the Company adopted the provisions of SFAS No. 112 effective December 31, 1993. By adopting this standard, the Company increased its accrued expenses by $3.0 million and recorded a corresponding charge of $3.0 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Great American Management and Investment, Inc.

We have audited the accompanying consolidated balance sheets of Great American Management and Investment, Inc. (a Delaware corporation) and subsidiary companies as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1993 and the five months ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great American Management and Investment, Inc. and subsidiary companies as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the year ended December 31, 1993 and the five months ended December 31, 1992 in conformity with generally accepted accounting principles.

As explained in Note 11 to the consolidated financial statements, effective January 1, 1993, the Company adopted the requirements of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes. As explained in
Note 2 to the consolidated financial statements, effective December 31, 1993, the Company adopted the requirements of Statement of Financial Accounting Standards No. 112 - Employers' Accounting for Postemployment Benefits.




                                                           ARTHUR ANDERSEN & CO.

Chicago, Illinois
April 22, 1994

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  (AMOUNTS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,               DECEMBER 31,
                                                                     1993                       1992
                                                                  ------------              -------------
                            ASSETS                                                           (RESTATED)
 Current assets:
      Cash and cash equivalents  . . . . . . . . . . . .        $      89.7                 $    48.0
      Trade receivables (less allowance for doubtful
          accounts of $4.3 and $4.2, respectively) . . .              170.2                     154.5
      Inventories, net . . . . . . . . . . . . . . . . .              193.1                     197.9
      Other current assets . . . . . . . . . . . . . . .               42.7                      32.2
      Net current assets of discontinued operations  . .               38.9                      65.3
                                                                 ----------                ----------
      Total current assets . . . . . . . . . . . . . . .              534.6                     497.9

 Investments accounted for by the equity method  . . . .               59.7                      79.0
 Loans to affiliates (less valuation reserves of $20.9 and
         $12.5, respectively)  . . . . . . . . . . . . .               53.9                      79.5
 Loans receivable and real estate (less valuation reserves
         of $6.2 and $9.9, respectively, and accumulated
         depreciation) . . . . . . . . . . . . . . . . .               15.6                      18.5
 Property, plant and equipment, net  . . . . . . . . . .              222.1                     236.1
 Goodwill  . . . . . . . . . . . . . . . . . . . . . . .              337.5                     372.2
 Other assets  . . . . . . . . . . . . . . . . . . . . .              103.1                     105.0
 Net long-term assets of discontinued operations . . . .               ---                       21.6
                                                                 ----------                ----------
      Total assets . . . . . . . . . . . . . . . . . . .        $   1,326.5               $   1,409.8
                                                                 ----------                ----------
                                                                 ----------                ----------

            LIABILITIES AND STOCKHOLDERS' EQUITY

 LIABILITIES:
 Current liabilities:
      Current portion long-term debt . . . . . . . . . .        $     19.1                $     44.8
      Accounts payable . . . . . . . . . . . . . . . . .              75.7                      73.3
      Accrued liabilities  . . . . . . . . . . . . . . .             146.2                     103.9
                                                                ----------                ----------

      Total current liabilities  . . . . . . . . . . . .             241.0                     222.0

 Long-term debt  . . . . . . . . . . . . . . . . . . . .             644.8                     670.8
 Accrued employee benefit obligations  . . . . . . . . .              96.7                      78.8
 Other long-term liabilities . . . . . . . . . . . . . .              93.1                      86.5
                                                                ----------                ----------
      Total liabilities  . . . . . . . . . . . . . . . .           1,075.6                   1,058.1
                                                                ----------                ----------
 COMMITMENTS AND CONTINGENCIES (NOTE 18)
 Redeemable preferred stock of subsidiary  . . . . . . .              43.6                      40.8
                                                                ----------                ----------

 STOCKHOLDERS' EQUITY:
 Preferred stock (5,000,000 shares authorized, none issued)           ---                      ---
 Common stock (40,000,000 shares authorized,
      12,059,067 issued, 11,158,588 and 11,052,261
      outstanding, respectively) . . . . . . . . . . . .               0.1                       0.1
 Additional paid-in capital  . . . . . . . . . . . . . .             194.8                     193.5
 Retained earnings . . . . . . . . . . . . . . . . . . .              35.5                     135.7
 Cumulative translation adjustments  . . . . . . . . . .              (5.0)                     (3.5)
 Pension liability adjustment  . . . . . . . . . . . . .              (4.6)                     ---
 Common stock in treasury, at cost (900,479 shares and
      1,006,806 shares, respectively)  . . . . . . . . .             (13.5)                    (14.9)
                                                                ----------                ----------
      Total stockholders' equity . . . . . . . . . . . .             207.3                     310.9
                                                                ----------                ----------


      Total liabilities and stockholders' equity . . . .        $  1,326.5                $  1,409.8
                                                                ----------                ----------
                                                                ----------                ----------

  The accompanying notes are an integral part of these consolidated financial statements.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                               FIVE MONTHS ENDED
                                                         YEAR ENDED                DECEMBER 31,
                                                         DECEMBER 31,        --------------------
                                                            1993               1993         1992
                                                         -----------         ---------   ---------
                                                                            (RESTATED)    (RESTATED)
                                                                            (UNAUDITED)
Net sales and revenues..............................      $1,175.0           $517.9          $472.6
                                                           ---------         ---------       --------
Operating expenses:
        Cost of goods and services sold.............         929.4            416.8           372.7
        Selling and administrative..................         182.4             79.1            72.2
        Goodwill amortization.......................          10.8              4.4             4.4
        Restructuring and other charges.............         100.4             82.6             2.1
                                                           ---------         ---------       --------
Total operating expenses............................       1,223.0            582.9           451.4
                                                           ---------         ---------       --------
Operating (loss) income.............................         (48.0)           (65.0)           21.2
Earnings accounted for by the equity method.........          19.6              4.2             5.5
Gain on sales of securities.........................          48.9             48.9              -
Net interest expense................................         (66.9)           (24.6)          (28.4)
                                                           ---------         ---------       --------
(Loss) from continuing operations
        before income taxes.........................         (46.4)           (36.5)           (1.7)
Income tax expense (benefit) from
        continuing operations.......................           3.4              4.3            (0.9)
                                                           ---------         ---------       --------
(Loss) from continuing operations...................         (49.8)           (40.8)           (0.8)

Discontinued Operations (Note 3):
        (Loss) from discontinued operations, net
          of tax....................................          (6.8)            (2.5)           (2.4)
        (Loss) on disposal of businesses, net
          of tax....................................         (32.2)           (32.2)           (3.0)
                                                           ---------         ---------       --------
(Loss) before extraordinary item and cumulative
        effect of change in accounting principles...         (88.8)           (75.5)           (6.2)

Extraordinary item:
        (Loss) from early retirement of debt........         (14.2)            ---             ---
                                                           ---------         ---------       --------
(Loss) before cumulative effect of change in
        accounting principles.......................        (103.0)           (75.5)           (6.2)

Cumulative effect of change in accounting
        principles..................................           5.6             (3.0)           ---
                                                           ---------         ---------       --------
Net (loss)..........................................         (97.4)           (78.5)           (6.2)
Dividends on subsidiary preferred stock.............          (2.8)            (1.2)           (1.1)
                                                           ---------         ---------       --------
Net (loss) to common stockholders...................      $ (100.2)          $(79.7)         $ (7.3)
                                                           ---------         ---------       --------
                                                           ---------         ---------       --------
Weighted average common and common equivalent
        shares outstanding..........................          11.1             11.1            11.1
                                                           ---------         ---------       --------
                                                           ---------         ---------       --------
(Loss) earnings per common share:
        Continuing operations.......................      $   (4.74)         $ (3.78)        $ (0.17)
        Discontinued operations.....................          (3.51)           (3.13)          (0.49)
        Extraordinary item..........................          (1.28)           ---             ---
        Cumulative effect of change in accounting
          principles................................           0.50            (0.27)          ---
                                                           ---------         ---------       --------
Net (loss)..........................................      $   (9.03)         $ (7.18)        $ (0.66)
                                                           ---------         ---------       --------
                                                           ---------         ---------       --------


The accompanying notes are an integral part of these consolidated financial statements.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)





                                                        Additional                   Cumulative        Pension           Common
                                           Common        Paid-in        Retained     Translation       Liability         Stock in
                                           Stock         Capital        Earnings     Adjustments      Adjustment         Treasury
                                         ---------     ----------       ---------    ----------       -----------        ----------
 Balance at July 31, 1992
  (restated).........................      $0.1         $193.5           $ 143.0      $ 3.4              $ ---            $(14.2)
   Net (loss) for the five months
      ended December 31, 1992........      ---             ---              (7.3)       ---                ---               ---
   Purchase of treasury stock........      ---             ---              ---         ---                ---              (0.7)
   Translation adjustment and
      other..........................      ---             ---              ---        (6.9)               ---               ---
                                         ---------     ----------       ---------    ----------       -----------        ----------
 Balance at December 31, 1992
  (restated).........................      0.1           193.5             135.7       (3.5)               ---             (14.9)

   Net (loss) for the year ended           ---             ---            (100.2)       ---                ---               ---
      December 31,  1993...............
   Exercise of stock options...........    ---             1.3               ---        ---                ---               1.4
   Pension liability adjustment........    ---             ---               ---        ---               (4.6)              ---
   Translation adjustment and other....    ---             ---               ---        1.5                ---               ---
                                         ---------     ----------       ---------    ----------       -----------        ----------
 Balance at December 31, 1993..........   $0.1          $194.8           $  35.5      $(5.0)             $(4.6)           $(13.5)
                                         ---------     ----------       ---------    ----------       -----------        ----------
                                         ---------     ----------       ---------    ----------       -----------        ----------



 The accompanying notes are an integral part of these consolidated financial statements.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                             YEAR ENDED                    FIVE MONTHS ENDED
                                                             DECEMBER 31,                    DECEMBER 31,
                                                                1993                 1993                  1992
                                                             -----------         -----------           -----------
                                                                                  (RESTATED)             (RESTATED)
                                                                                  (UNAUDITED)
        CASH FLOWS FROM OPERATING ACTIVITIES:
         (Loss) from continuing operations...............     $ (49.8)             $ (40.8)                $ (0.8)
         Adjustments to reconcile loss from
           continuing operations to net cash flow from
           operating activities:
           Depreciation..................................        33.4                 14.2                   13.0
           Amortization..................................        18.5                  7.7                    8.6
           Deferred income tax provision (benefit).......       (11.9)               (13.1)                   2.3
           Accretion of discount on subordinated debt....         9.5                  8.3                    ---
           Undistributed earnings of investments accounted
             for under the equity method.................       (13.9)                (3.2)                  (2.7)
           Valuation adjustments.........................         9.6                  1.3                    0.2
           Gain on sale of securities....................       (48.9)               (48.9)                   ---
           Restructuring and other charges...............       100.4                 82.6                    2.1
           Other.........................................         1.4                  3.5                    0.3
         Changes in current assets and current liabilities:
           Trade receivables.............................       (15.3)                 5.5                   14.3
           Inventories...................................         4.3                  6.8                   (4.0)
           Other current assets..........................        (0.4)                (1.7)                   5.2
           Accounts payable and accrued liabilities......       (13.8)                 4.6                  (24.9)
                                                               --------             --------               --------

               Net cash flow from continuing
                 operating activities....................        23.1                 26.8                   13.6
               Net cash flow from (used in) discontinued
                 operations..............................        (3.0)                 5.4                  (21.4)
                                                               --------             --------               --------
               Net cash flow from (used in) operations...        20.1                 32.2                   (7.8)
                                                               --------             --------               --------

        CASH FLOWS FROM INVESTING ACTIVITIES:
           Proceeds from sale of businesses..............        25.9                  3.0                    ---
           Proceeds from sale of securities..............        82.5                 82.5                    ---
           Loan principal repayments and proceeds from
             sales of real estate........................        21.4                  8.3                   13.1
           Capital expenditures..........................       (28.9)               (14.2)                 (13.7)
           Other.........................................        (7.8)                (7.3)                  (9.5)
                                                               --------             --------               --------
               Net cash flow from (used in) investing
                 activities..............................        93.1                 72.3                  (10.1)
                                                               --------             --------               --------

        CASH FLOWS FROM FINANCING ACTIVITIES:
           Issuance of debt..............................       184.0                  ---                   60.4
           Reduction of debt.............................      (258.3)               (60.6)                 (40.0)
           Exercise of stock options.....................         2.8                  2.8                    ---
           Purchase of treasury stock....................         ---                  ---                   (0.7)
                                                               --------             --------               --------
               Net cash flow (used in) from financing
                 activities..............................       (71.5)               (57.8)                  19.7
                                                               --------             --------               --------
        CHANGE IN CASH AND CASH EQUIVALENTS..............        41.7                 46.7                    1.8
        CASH AND CASH EQUIVALENTS,
           BEGINNING OF PERIOD...........................        48.0                 43.0                   46.2
                                                               --------             --------               --------
        CASH AND CASH EQUIVALENTS, END OF
           PERIOD........................................     $  89.7              $  89.7                 $ 48.0
                                                               --------             --------               --------
                                                               --------             --------               --------


  The accompanying notes are an integral part of these consolidated financial statements.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                 (IN MILLIONS)



SUPPLEMENTAL CASH FLOW INFORMATION:

CASH PAID DURING THE PERIOD

                                                                             FIVE MONTHS ENDED
FOR (RELATING TO CONTINUING AND DISCONTINUED                 YEAR ENDED         DECEMBER 31,
OPERATIONS):                                                 DECEMBER 31,  -----------------------
                                                                1993         1993           1992
                                                             ----------    ---------      ---------
                                                                           (RESTATED)     (RESTATED)
                                                                           (UNAUDITED)
Interest  . . . . . . . . . . . . . . . . . . . . .             $ 65.4       $ 22.9         $ 34.5
                                                             ----------    ---------      ---------
                                                             ----------    ---------      ---------
Income taxes  . . . . . . . . . . . . . . . . . . .             $  0.9       $  5.4         $  6.7
                                                             ----------    ---------      ---------
                                                             ----------    ---------      ---------





The accompanying notes are an integral part of these consolidated financial statements.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

(1)      BASIS OF PRESENTATION

         Great American Management and Investment, Inc. ("GAMI" or the "Company"), a Delaware corporation, directly and through its wholly owned subsidiary, Eagle Industries, Inc. ("Eagle"), owns 17 manufacturing businesses which have been classified into the following five business segments: Building Products Group, Electrical Products Group, Industrial Products Group, Automotive Products Group and Specialty Products Group. The Company directly owns an investment in the common stock of an agricultural chemicals and fertilizer company (The Vigoro Corporation, "Vigoro," whose stock is listed on the New York Stock Exchange) and directly owns an investment in the common stock of a manufacturer of mobile homes (The Commodore Corporation, "Commodore"). In addition, the Company owns a portfolio of real estate properties, mortgage loans and real estate syndications through its subsidiary Great American Financial Group, Inc. ("GAFG").

         In September 1992, GAMI's Board of Directors (the "Board") authorized the distribution (the "Distribution") of the common stock of Eagle to GAMI's stockholders. In conjunction with this authorization, GAMI reported the operations of Eagle as discontinued operations in the Consolidated Financial Statements beginning with the year ended July 31, 1992. In October 1992, GAMI's Board decided to delay the Distribution. In October 1993, the Board resolved that, due to a variety of factors which occurred since the August 1992 receipt of a ruling from the Internal Revenue Service allowing tax-free treatment of the Distribution, GAMI would discontinue its intention to complete the Distribution. Accordingly, Eagle's financial condition and results of operations have been reconsolidated in GAMI's Consolidated Financial Statements.

         Effective October 1993, the Company changed its year end from July 31 to December 31.

(2)      SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF CONSOLIDATION:

         The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries excluding Commodore. The Company accounts for its investments in Vigoro and Commodore under the equity method. For summarized financial information of Vigoro and Commodore, see Note 5. All significant intercompany accounts and transactions have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS:

         For purposes of the Consolidated Statements of Cash Flows, all highly liquid investment instruments with original maturities of three months or less are considered to be cash equivalents.

         INVENTORIES:

         Inventories are stated at the lower of cost or market. Cost includes raw materials, labor and manufacturing overhead. The last-in, first-out ("LIFO") method of inventory valuation is used for 44.1% and 48.6% of inventory at December 31, 1993 and 1992, respectively. The first-in, first-out ("FIFO") method of inventory valuation is used for the remaining inventory.

         LOANS RECEIVABLE AND REAL ESTATE:

         Loans receivable and real estate are stated at the lower of cost or net realizable value. When the Company believes that a loan has been permanently impaired, the Company records a valuation allowance in an amount needed to bring the carrying value of the loan to the estimated present value of cash flows anticipated to be received from such loan, including interest. Real estate acquired through foreclosure is generally retained as operating property. Depreciation on real estate is generally provided on the straight-line method based upon the estimated useful life of the property.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.  AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                               DECEMBER 31, 1993

         PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment is stated at cost. Cost is based on appraised fair market values when allocating the purchase price for acquisitions. The straight-line method is generally used to provide for depreciation over the estimated useful lives of the assets. Property, plant and equipment held for sale is written down to net realizable value and classified in other assets.

         GOODWILL:

         Goodwill represents the purchase price associated with acquired businesses in excess of the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis primarily over forty years. Accumulated amortization was $44.7 million and $34.0 million at December 31, 1993 and 1992, respectively.

         The Company assesses the recoverability of unamortized goodwill allocated to each of its individual acquired businesses as follows:
         A) continuing operations - whenever current operating income is not sufficient to recover current amortization of goodwill or when events and circumstances indicate that future operating income and cash flow may be negatively affected, the recoverability is evaluated based upon the estimated future operating income and undiscounted cash flow of the related entity during the remaining period of goodwill amortization, and; B) entities to be divested - the carrying value of the net assets of each entity, including the amount of goodwill assigned thereto, is compared to the expected divestiture proceeds.
         If a loss is indicated, it is recorded when known; gains are recorded when the divestiture occurs.

         FOREIGN CURRENCIES:

         The effects of foreign currency translation adjustments are recorded as a separate component of stockholders' equity. Translation adjustments of non-U.S. subsidiaries with highly inflationary economies (Brazil and Mexico) are charged to operations.

         REVENUE RECOGNITION:

         Sales are recognized when products are shipped or services are performed. The Company discontinues the accrual of interest income on loans receivable when conditions exist which cause the Company to believe the collection of principal or interest is doubtful.

         POSTEMPLOYMENT BENEFITS:

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112") effective December 31, 1993. By adopting this standard the Company increased its accrued expenses by $3.0 million and recorded a corresponding charge of $3.0 million reflected as a "Cumulative effect of change in account principle."

         INCOME TAXES:

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") effective January 1, 1993. This new standard changed the Company's method of accounting for income taxes from the deferred method required under APB No. 11 to the asset and liability method.
         If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized (see Note 11).

         The Company does not provide for U.S. income taxes on the undistributed earnings of its non-U.S. subsidiaries. Management intends to indefinitely reinvest non-U.S. subsidiaries' earnings. Undistributed earnings of non-U.S. subsidiaries were $9.3 million at December 31, 1993. If these earnings were distributed, foreign tax credits would substantially offset the related U.S. income tax liability.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.  AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993


         INTEREST EXPENSE RELATED TO DISCONTINUED OPERATIONS:

         Interest expense allocated to the discontinued businesses principally represents interest expense related to debt to be assumed by the buyer or debt related to the discontinued businesses that will no longer be incurred by the Company or its subsidiaries. In addition, certain interest expense related to the Company and its subsidiaries' revolving lines of credit has also been allocated to discontinued operations based on the percentage of net assets sold or to be sold to total consolidated net assets plus indebtedness of the Company. Interest expense related to the Company's subordinated notes has not been allocated to the discontinued businesses. The Company believes the method used to allocate interest to discontinued businesses is reasonable.

         EARNINGS PER COMMON SHARE:

         Earnings per common share are based on the weighted average number of common shares outstanding during each year. Earnings per share from continuing operations are computed after giving effect to preferred dividends (see Note 15).

         RECLASSIFICATIONS:

         Certain balances in the five months ended December 31, 1992 have been reclassified to conform with the classifications presented in the 1993 Consolidated Financial Statements.


(3)      DISPOSITIONS/DISCONTINUED OPERATIONS

         In the third quarter of 1993, Eagle reflected Lapp Insulator Company ("Lapp"), Underground Technologies, Inc. ("Underground Technologies") and Power Structures, Inc. ("Power Structures") as discontinued operations. Eagle is currently pursuing options for the sale of Lapp. Eagle sold Power Structures and certain assets of Underground Technologies in the fourth quarter of 1993 for cash and notes totaling $3.5 million. Eagle recorded a provision of $32.2 million for estimated losses from operations and from the ultimate disposition of these three businesses. Included in the provision for disposition was the write-off of approximately $10.0 million of goodwill.

         In February 1993, Eagle sold a 60% interest in Signet Armorlite, Inc. ("Signet") to Galileo Industrie Ottiche, S.p.A. ("Galileo"). Signet manufactures and distributes ophthalmic lenses used for eyeglasses and also distributes supplies used in ophthalmic lens processing. Eagle received cash proceeds of approximately $23.0 million, which were used to reduce outstanding debt. Under the terms of the sale agreement, Eagle has the right to put (the "Put") its remaining 40% interest in Signet to Galileo on February 26, 1998. Galileo has the right to acquire the remaining 40% interest (the "Call") held by Eagle any time prior to February 26, 1998. While Eagle retains a 40% interest, it has no obligation to fund future losses or make additional investments; it has a less than majority board representation; it has given up substantially all of its rights to future earnings or appreciation related to its 40% interest; and it intends to exercise its Put in the event that Galileo does not exercise its Call. The price under either the Put or Call is $14.9 million. The Company reflected Signet as a discontinued operation during the fourth quarter of fiscal 1992 and recorded a pretax loss of $5.0 million with a corresponding tax benefit of $2.0 million in December 1992. Under the terms of the sale agreement, Galileo also has the right to put certain of Signet's plant and equipment (the "Real Estate Put") to Eagle from February 26, 1997 through February 26, 1998 for $10.0 million. No gain or loss has been recognized with respect to the Real Estate Put.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         The following table summarizes key financial data related to the discontinued operations of Lapp, Power Structures, Underground Technologies and Signet (in millions):

                                                                             YEAR ENDED         FIVE MONTHS ENDED
                                                                              DECEMBER 31,          DECEMBER 31,
                                                                                 1993                  1992
                                                                            ----------             ----------
                                                                                                    (RESTATED)
             Net sales.........................................              $ 79.9                   $  70.9
                                                                             ----------             ----------
                                                                             ----------             ----------
             Operating (loss)..................................              $ (4.7)                  $  (0.6)
             Allocated interest expense........................                 2.1                       2.2
             Income tax (benefit) applicable to discontinued
                businesses.....................................                 ---                      (0.4)
                                                                             ----------             ----------
             Loss from operations of discontinued businesses net of
                applicable income taxes........................              $ (6.8)                  $  (2.4)
                                                                             ----------             ----------
                                                                             ----------             ----------

         The net current assets of discontinued operations included in the Consolidated Balance Sheet at December 31, 1993 amounted to $38.9 million, and consisted primarily of receivables, inventories and property, plant and equipment, net of accounts payable, accrued liabilities, debt and accrued employee benefit obligations. These amounts have all been classified as current based on the intent to dispose of them within one year. The net current assets of discontinued operations at December 31, 1992 amounted to $65.3 million and consisted primarily of receivables, goodwill and inventories, net of accounts payable and accrued liabilities. The net long-term assets of discontinued operations at December 31, 1992 amounted to $21.6 million and consisted primarily of property, plant and equipment and goodwill, net of debt and accrued employee benefit obligations.

         In the year ended December 31, 1993, the Company sold one hotel and one apartment complex for cash proceeds totaling $3.1 million. During the five months ended December 31, 1992, the Company sold its interest in two apartment complexes for cash proceeds totaling $4.1 million.

(4)      INVENTORIES

         Inventories consisted of the following (in millions):

                                                                      DECEMBER 31,
                                                                  1993          1992
                                                              ----------     ----------
             Finished goods..............................        $  77.3        $  65.7
             Work in process.............................           56.9           57.3
             Raw materials...............................           58.9           74.9
                                                               ----------     ----------
                                                                $  193.1        $ 197.9
                                                               ----------     ----------
                                                               ----------     ----------
             Excess of replacement cost over LIFO
               inventory cost............................       $    5.3        $   5.3
                                                               ----------     ----------
                                                               ----------     ----------

(5)      INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD

         INVESTMENT IN VIGORO

         In August 1993, Vigoro filed a registration statement with the Securities and Exchange Commission (the "SEC") under which the Company publicly offered 3.0 million shares of Vigoro common stock. In addition, Vigoro agreed to repurchase 0.5 million shares of Vigoro common stock directly from the Company. In September 1993, the offering was completed at a price of $24.625 per share, with the Company realizing net proceeds (net of costs paid subsequent to the sales date) of approximately $81.5 million. The Company currently owns approximately 5.8 million shares of Vigoro common stock, or approximately 30% of Vigoro's outstanding common stock. The pretax gain realized on these sales was approximately $48.9 million.

         GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                               DECEMBER 31, 1993

         The Company received common stock dividends from Vigoro of $5.7 million and $2.7 million in calendar 1993 and the five months ended December 31, 1992, respectively.

         On July 1, 1993, Vigoro adopted the provisions of SFAS No. 109 (as defined in Note 2) and restated its prior period financial statements. Accordingly, the Company has restated its investment in Vigoro based on Vigoro's restated financial statements. The restatement resulted in a decrease as of August 1, 1992 of the Company's investment in Vigoro of $15.9 million. In addition, in connection with the decision to sell a portion of its investment in Vigoro and the adoption of SFAS 109, beginning January 1, 1993, the Company has fully provided for income taxes on earnings accounted for by the equity method.

         Vigoro has a June 30 fiscal year end. A significant portion of Vigoro's earnings historically occur in the months April through June. Due to the impact of such seasonality, the interim results of operations are not generally indicative of Vigoro's results of operations for an entire year. Summarized financial information for Vigoro is as follows (in millions):

                                                     DECEMBER 31,             JUNE 30,
                                                        1993                    1993
                                                    ------------             ------------
                                                    (UNAUDITED)              (RESTATED)
         Current assets.........................       $ 216.0               $  215.8
         Noncurrent assets......................         240.2                  236.9
                                                    -----------            -----------
           Total assets.........................       $ 456.2               $  452.7
                                                    -----------            -----------
                                                    -----------            -----------

         Current liabilities....................       $ 138.5               $  122.8
         Long-term debt.........................         102.8                  101.2
         Other liabilities......................          55.5                   56.8
                                                    -----------            -----------
                                                         296.8                  280.8
         Stockholders' equity...................         159.4                  171.9
                                                    -----------            -----------
           Total liabilities and equity.........       $ 456.2               $  452.7
                                                    -----------            -----------
                                                    -----------            -----------


                                                FOR THE SIX          FOR THE SIX          FOR THE
                                                  MONTHS                MONTHS             YEAR
                                                   ENDED                 ENDED             ENDED
                                                DECEMBER 31,          DECEMBER 31,        JUNE 30,
                                                   1993                  1992              1993
                                                -----------          -----------        -----------
                                                  (UNAUDITED)        (UNAUDITED)         (RESTATED)
         Net sales...........................     $ 185.8            $ 168.9              $ 578.2
                                                -----------         -----------         -----------
                                                -----------         -----------         -----------
         Operating income....................     $  13.7            $  13.9              $  72.1
                                                -----------         -----------         -----------
                                                -----------         -----------         -----------
         Pretax income.......................     $  11.0            $  11.0              $  64.8
                                                -----------         -----------         -----------
                                                -----------         -----------         -----------
         Earnings applicable to common stock.     $   6.8            $   6.6              $  40.1
                                                -----------         -----------         -----------
                                                -----------         -----------         ------------

         INVESTMENT IN COMMODORE

         As of December 31, 1993, GAMI owned 56.25% of the outstanding common stock of Commodore. In 1990, control of the operating decisions of Commodore was transferred to the president of Commodore, subject to fulfilling certain conditions; therefore, the Company reports this investment under the equity method of accounting. During 1993, the president of Commodore attempted to acquire 6.15% of Commodore stock owned by GAMI pursuant to the terms of the shareholders' agreement between the parties. GAMI believes that under the terms of the shareholders' agreement, the rights to acquire this stock may have been forfeited. The Company's counsel is reviewing this issue and as of this date has not reached a conclusion as to the validity of the stock purchase right. The Company recognized income from its investment in Commodore of $1.8 million and $2.1 million for the year ended December 31, 1993 and the five months ended December 31, 1992, respectively.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

(6)      LOANS TO AFFILIATES

         Loans to affiliates consisted of the following as of December 31, 1993, and 1992, respectively (in millions):

                                                                              NET CARRYING
                                                                 FACE             VALUE           INTEREST       MATURITY
                                                                AMOUNT       1993       1992        RATE           DATE
                                                                ------       ---------------    ------------     --------
         Equity Pool No.1............................          $ 5.9         $ 5.9     $14.9         7.9%         9/94 (a)
         Coal Canyon Company
        ("Coal Canyon")..............................            7.3           2.1       2.1      Prime + 2.0%         (b)
         GAI Partners
        ("Hedstrom, #1 Note")........................           32.5          32.5      32.5         9.0%              (c)
         Hedstrom Corporation
        ("Hedstrom, #2 Note")........................            3.5           3.5       4.5        12.0%              (c)
         First Capital Institutional Real
         Estate Ltd. - 4 ("IRE-4")...................            3.9           3.9       3.9         8.5%              (d)
         First Capital Income Properties
         Series XI ("Series XI").....................            8.3           2.3       8.3      LIBOR + 2.5%         (d)
         First Capital Income and Growth
         Fund-Series XII ("Series XII")..............           13.4           3.7       6.2      LIBOR + 2.5%         (d)
         Other.......................................            ---           ---       7.1        Various            (e)
                                                               ------       ------     -----
                                                               $74.8         $53.9     $79.5
                                                               ------       ------     -----
                                                               ------       ------     -----


The Company believes that these loans, at their origination, purchase, or extension, were at terms that were no less favorable to the Company than could have been obtained with non-affiliated parties. Material related party transactions are approved by the independent members of the Company's Board of Directors. In accordance with Statement of Financial Accounting Standards No. 107 - Disclosures about Fair Value of Financial Instruments ("SFAS 107"), it is not practical to estimate the fair value of the loans; however, the Company believes that the fair value of each loan equals or exceeds the Company's carrying value.

         (a) Pursuant to a 1993 amendment (the "Amendment") to this loan, the loan is now collateralized by partnership units which are convertible in September 1994 to approximately 550,000 shares of Equity Residential Properties Trust ("EQR"), a publicly traded entity affiliated with Mr. Zell. The closing price of EQR common shares on March 31, 1994 was $30.125 per share. Pursuant to the Amendment, the maturity date was extended to September 1994.
              GAMI is entitled to contingent participations based on distributions received by Equity Pool No. 1 during the term of the loan and based on the market value of the partnership units on the loan maturity date.

         (b) A subsidiary of GAMI has a 50% interest in Coal Canyon, a joint venture owning 663 acres of property in Orange County, California. The loan is secured by the land held by the joint venture. Interest on the loan is deferred to maturity and, to date, no accrued interest has been recorded in the Consolidated Financial Statements. GAMI has recorded the carrying value of the loan at its original carrying basis of $2.1 million. In October 1992, the terms of the Coal Canyon loan were extended for a period of two years, to October 26, 1994. During the extension period, the interest rate on the loan is at prime plus 2%.

         (c) Interest payments on the Hedstrom #1 Note may be deferred through January 15, 1996 at the option of GAI Partners Limited
              Partnership ("GAI Partners"). All interest payments have been deferred as of March 31, 1994. The accrued interest balance was $9.9 million and $6.3 million at December 31, 1993 and 1992, respectively. Principal payments are due as follows: $6.5 million on July 15, 1995, $9.5 million on July 15, 1996, $13.0 million on July 15, 1997 and $3.5 million on July 15, 1998. The Hedstrom #1 Note is secured by 43,618 shares of Series C Preferred Stock of GAFG owned by the GAI Partners (see Note 15).

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

                 The borrower of the Hedstrom #2 Note is an affiliate of GAI Partners. In February 1993, a modification was entered into extending the maturity to August 6, 1997 and modifying the interest rate to 10% for the first six months following such modification and increasing 2% every six months thereafter with a ceiling of 20%. In connection with this modification, a $1.0 million principal payment was received.

        (d) GAMI, or certain of its subsidiaries, has provided these unsecured loans to three of the partnerships
                 (the "Partnerships" or "Partnership") for which subsidiaries of GAMI serve as the general partner. Repayment of the Series XI and Series XII loans is generally subordinated to distributions, generated from sales and/or refinancing of the properties, to the respective limited partners of 100% of their respective original capital contributions in such Partnership. Repayment of the loan to IRE-4 is to be funded from a portion of sale and refinancing proceeds of properties owned by such Partnership. The maturity dates of the loans to IRE-4, Series XI and Series XII are on demand subject to the subordination disclosed above. Ongoing analyses of the operations and projected ultimate realization of the assets of Series XI and Series XII indicate that these loans will not be fully realized. In the first quarter of calendar 1993, the Company adjusted its carrying value of the loans to Series XI and Series XII to the net present value of the estimated cash flows expected to be realized, recording loss reserves of $5.8 million and $2.2 million, respectively. The Company believes, based on analyses of the operations of IRE-4, that the loan to IRE-4 will be fully repaid. Both the Series XI and XII have the option to defer interest payments. Series XI's deferral period expires December 31, 1994 and Series XII's deferral period expires April 1, 1995. Through March 31, 1994, neither Series XI nor XII had deferred their monthly interest payments pursuant to their respective amendments.

        (e)      These loans were all paid in full during 1993.

(7)      PROPERTY, PLANT AND EQUIPMENT
         Property, plant and equipment consisted of the following (in millions):

                                                              DECEMBER 31,
                                                              ------------
                                                              1993    1992
                                                              ----    ----
         Land............................................   $  20.9 $  21.4
         Buildings.......................................     102.5   101.9
         Machinery and equipment.........................     225.1   206.5
         Construction in progress........................      14.2    15.1
                                                            ------- -------
                                                              362.7   344.9
         Less - Accumulated depreciation
           and amortization.......................           (140.6) (108.8)
                                                            ------- -------
                                                            $ 222.1 $ 236.1
                                                            ------- -------
                                                            ------- -------

(8)      ACCRUED EXPENSES
         Accrued expenses consisted of the following (in millions):

                                                              DECEMBER 31,
                                                              ------------
                                                              1993    1992
                                                              ----    ----
         Divestiture reserves............................   $  12.5 $   3.2
         Wage and benefits...............................      31.4    28.2
         Customer advances...............................       9.1    10.7
         Interest........................................       8.0    12.6
         Taxes...........................................      13.2     2.1
         Legal and professional..........................      30.0     3.6
         Other...........................................      42.0    43.5
                                                            ------- -------
                                                            $ 146.2 $ 103.9
                                                            ------- -------
                                                            ------- -------

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

(9)      LONG-TERM DEBT
         Components of long-term debt were as follows (in millions):

                                                                        DECEMBER 31,
                                                                   1993             1992
                                                                ----------       ----------
         Subordinated Debt:
                  GAMI.................................         $       --          $  24.0
                  Eagle................................               421.6           373.9
                                                                 ----------         --------
                                                                      421.6           397.9
                                                                 ----------         --------
         Senior Debt:
                  GAMI.................................                 0.2            25.0
                  Eagle................................               224.0           268.5
                                                                 ----------         --------
                                                                      224.2           293.5
                                                                 ----------         --------
         Other:
                  GAMI.................................                 4.3             4.8
                  Eagle................................                13.8            19.4
                                                                 ----------         --------
                                                                       18.1            24.2
                                                                 ----------         --------
         Total debt....................................               663.9           715.6
         Less current portion..........................               (19.1)          (44.8)
                                                                 ----------         --------
         Total long-term debt..........................             $ 644.8          $670.8
                                                                 ----------         --------
                                                                 ----------         --------

         SUBORDINATED DEBT:

         EAGLE

         Senior Deferred Coupon Notes:

         Eagle's $315.0 million principal amount of Senior Deferred Coupon Notes (the "Notes") issued pursuant to an Indenture, dated July 1, 1993, mature on July 15, 2003. The issue price of each Note was $598.97 per $1,000 principal amount at maturity, which represented a yield to July 15, 1998 of 10.5% per annum. Cash interest will not accrue on the Notes prior to July 15, 1998. Cash interest will be payable on January 15 and July 15 of each year at a rate of 10.5% per annum commencing January 15, 1999 until maturity. The Notes are general unsecured obligations of Eagle and rank pari pasu in right of payment with all senior indebtedness of Eagle. The Notes are redeemable at Eagle's option on or after July 15, 1998 at par value, plus accrued interest. In addition, prior to July 15, 1996, up to 35% of the Notes may be redeemed out of the proceeds of certain equity offerings at 110% of accreted amount to July 15, 1994 and decreasing by 1% per annum each July 14 thereafter, until July 14, 1996. The Notes contain several restrictive covenants, including but not limited to, dividend distributions from subsidiaries, sales of assets and subsidiary stock and the creation of additional indebtedness (subject to certain financial ratios). In addition, the holders of the Notes may require the Company to repurchase such Notes upon a change of control (as defined in the agreement).

         13% Senior Subordinated Notes:

         Eagle's $300.0 million 13% Senior Subordinated Notes ("13% Notes") issued pursuant to an indenture dated October 1, 1988 (the "Eagle Indenture") were due in October 1998. The 13% Notes became redeemable by Eagle on October 15, 1993 at 104% of the principal amount of these notes with the redemption price reducing to 100% in 2% increments each October 15 thereafter. The 13% Notes were subordinated to all existing senior debt of Eagle.

         In April 1993, Eagle commenced a tender offer for $151.0 million aggregate principal amount of the 13% Notes at a price as subsequently amended of $1,049 per $1,000 principal amount. Eagle also solicited consents, at a price of $15 for each $1,000 principal amount of 13% Notes purchased, from tendering holders for proposed amendments to the Eagle Indenture to allow Eagle and its subsidiaries to incur certain amounts

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         of additional indebtedness. Eagle received sufficient consents to adopt the proposed amendments to the Eagle Indenture and consummated the tender offer on July 12, 1993, concurrent with the offering of the Notes.

         As further discussed in Note 21, in January 1994 Eagle called for redemption on February 27, 1994, the remaining $149.0 million of 13% Notes at 104% of their principal amount plus accrued interest. Proceeds for the redemption were derived from the Refinancing (as defined below) in January 1994.

         13.75% Notes:

         The $75.0 million 13.75% Senior Subordinated Notes ("13.75% Notes") issued pursuant to an indenture dated March 15, 1988 were due in March 1998. The 13.75% Notes were redeemable at 108.25% of the principal amount of these notes in March 1992 decreasing to 100% in 1.375% increments each March 15 thereafter. As further described in Note 21, in January 1994, all of the 13.75% Notes were called for redemption on March 15, 1994 at 105.5% of their principal amount plus accrued interest. Proceeds for the redemption were derived from the Refinancing.

         GAMI

         10% Subordinated Notes

         In August 1993, GAMI redeemed the $25.0 million principal amount 10% Subordinated Notes due September 15, 1993 at par plus accrued interest.

         SENIOR DEBT:

         EAGLE:

         Eagle Industrial Credit Facility:

         As further described in Note 21, in January 1994 Eagle consummated a refinancing (the "Refinancing"), the proceeds of which were utilized to repay and redeem of all of its subsidiaries senior bank credit facilities, the 13% Notes and the 13.75% Notes. Thus, in January 1994 the Senior Bank Credit Facilities (defined below) were fully repaid and the agreements terminated. A portion of the proceeds to consummate the Refinancing were derived from a new senior bank credit facility made available to Eagle Industrial Products Corporation, ("Eagle Industrial"), a newly formed wholly owned subsidiary of Eagle, which owns all of the operating subsidiaries of Eagle.

         On January 31, 1994, Eagle Industrial entered into a new $425.0 million senior credit facility with a group of banks (the "Eagle Credit Facility"). The Eagle Credit Facility consists of: (1) a $225.0 million term loan due in quarterly installments increasing from $4.9 million during 1994 to $15.0 million in 1999; (2) a $65.0 million term loan due in equal quarterly installments aggregating $0.5 million per year in 1994 and 1995, $1.0 million per year from 1996 through 1999 and $60.0 million in 2000; and (3) a $135.0 million revolving credit facility (subject to borrowing base availability) that expires in 1999, which may be extended through 2000. Borrowings under the Eagle Credit Facility bear interest at alternative floating rate structures, at management's option (4.9% at January 31, 1994), and are secured by substantially all domestic property, plant, equipment, inventory and certain receivables of Eagle Industrial and its subsidiaries. The Eagle Credit Facility requires an annual commitment fee of 0.5% on the average daily unused amount of the revolving portion of the Eagle Credit Facility. At January 31, 1994, $35.0 million and $290.0 million were outstanding under the revolving credit portion and term loan portion of the Eagle Credit Facility, respectively. Additionally, the Eagle Credit Facility provides for a letter of credit facility of up to $50.0 million. Borrowing availability under the revolving credit portion of the Eagle Credit Facility is reduced by the outstanding amount of letters of credit.
         At January 31, 1994, an additional $28.0 million was available to borrow under the Eagle Credit Facility.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         The Eagle Credit Facility contains several restrictive financial covenants, including but not limited to, net worth; additional indebtedness; payment of dividends or loans to Eagle; certain cash flow ratios and payments to Eagle for management services. Eagle has provided a guarantee as to the repayment of amounts outstanding under this credit facility. Additionally, the Eagle Credit Facility requires that the Zell interests (as defined in the agreement) directly or indirectly maintain at least 30% of the voting power to elect members of the board of directors of Eagle and that Eagle directly own 100% of Eagle Industrial.

         The proforma aggregate long-term debt maturities over the next five years (including amounts that will be due under the Eagle Credit Facility and excluding amounts repaid in connection with the refinancing) are as follows: 1994 - $23.2 million; 1995 - $27.0 million; 1996 - $36.8; 1997 - $40.3 million and 1998 - $51.3 million.

         Senior Bank Credit Facilities:

         Eagle had four senior credit facilities which were available to four subsidiary groups of Eagle prior to the Refinancing (the "Senior Bank Credit Facilities") (see Note 21). A portion of the proceeds of the Refinancing were utilized to fully repay the Senior Bank Credit Facilities in January 1994. The aggregate amount available under the revolving portion of the Senior Bank Credit Facilities (subject to borrowing base availability) amounted to $350.0 million at December 31, 1993, of which $156.9 million was outstanding.

         Additionally, the Senior Bank Credit Facilities at December 31, 1993 included $69.6 million in outstanding term loans, which were due in quarterly installments increasing from $3.9 million per quarter in 1994 to $7.5 million in 1997. Borrowings under the Senior Bank Credit Facilities bore interest at alternative floating rate structures, at management's option (5.6% and 6.1% at December 31, 1993 and 1992, respectively), and were secured by substantially all domestic property, plant, equipment, inventory and receivables of Eagle's subsidiaries. Annual commitment fees ranging from 0.375% to 0.60% were payable on the average daily unused amount of the revolving portion of these credit agreements. Three of these senior credit facilities were guaranteed by Eagle. Additionally, these credit facilities provided for letter of credit facilities within each credit facility. At December 31, 1993, $33.5 million of letters of credit were issued and outstanding under the aforementioned credit facilities.

         The Senior Bank Credit Facilities contained several restrictive financial covenants, including but not limited to, net worth, additional indebtedness, maintenance of certain financial ratios and ownership requirements.

         GAMI:

         GAMI has two senior credit facilities (the "GAMI Facilities"). Pursuant to a 1993 amendment, the GAMI Facilities are amortizing revolving credit facilities. Total availability as of December 31, 1993 was $21.6 million. Interest is at variable rates tied to each lender's base rate or LIBOR with maturity in September 1994. The collateral for the GAMI Facilities consists of 2.5 million shares of Vigoro common stock plus a pledge of all distributions received by GAMI on an additional 2.5 million shares of Vigoro common stock.

         The GAMI Facilities contain restrictive convenants, including but not limited to, the payment of dividends, additional debt, net worth maintenance and transfers of its Vigoro common stock. The Company was in compliance with all covenants of the respective debt agreements at December 31, 1993.

         OTHER:

         Consists of Industrial Revenue Bonds, mortgages and capitalized lease obligations with varying maturity dates.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

(10)     EMPLOYEE RETIREMENT AND BENEFIT PLANS:

         PENSION:

         U.S. Plans:

         Substantially all employees of the Company's manufacturing sector are covered by Company or union sponsored defined benefit pension plans. Plans covering salaried and management employees provide pension benefits that are based on the employee's years of service with Eagle and average compensation during the five years before retirement. For other employees, pension benefits are provided based on a stated amount for each year of service. The Company's funding policy for all plans is to make no less than the minimum annual contributions required by applicable governmental regulations.

         The following table sets forth the funded status for all U.S. defined benefit pension plans and related amounts recognized in the Company's Consolidated Financial Statements (in millions):

                                                         DECEMBER 31, 1993                      DECEMBER 31, 1992
                                                 ------------------------------------- ----------------------------------
                                                  PLANS WHOSE         PLANS WHOSE        PLANS WHOSE         PLANS WHOSE
                                                 ASSETS EXCEED        ACCUMULATED       ASSETS EXCEED        ACCUMULATED
                                                  ACCUMULATED          BENEFITS          ACCUMULATED          BENEFITS
                                                    BENEFITS         EXCEED ASSETS         BENEFITS         EXCEED ASSETS
                                                 --------------      -------------       -------------      -------------
                                                                                                     (RESTATED)
          Actuarial present value of:
            Accumulated benefit obligation....      $29.7             $ 71.8             $37.3                  $ 48.9
                                                    -----              -----             -----                   -----
                                                    -----              -----             -----                   -----
            Vested benefits...................      $28.2             $ 68.1             $35.1                  $ 46.7
                                                    -----              -----             -----                   -----
                                                    -----              -----             -----                   -----
          Projected benefit obligation........      $29.7             $ 73.4             $37.3                  $ 51.0
          Plan assets at fair value...........       37.8               56.3              46.1                    41.0
                                                    -----              -----             -----                   -----
          Plan assets in excess of (less
            than) projected benefit
            obligation........................        8.1              (17.1)              8.8                   (10.0)
          Net unrecognized (gain) loss........       (5.0)               7.0              (4.2)                   (1.0)
          Net unrecognized prior service
            costs (benefits)..................       (1.6)               3.1              (1.1)                    2.6
         Unrecognized liability at August 1,
            1987..............................        ---                0.3               0.3                     ---
          Additional minimum liability........        ---              (10.1)              ---                    (3.2)
          Tax effect of recording pension
            liability under APB No. 16........        ---                ---               ---                     0.1
                                                    -----              -----             -----                   -----
          Pension asset (liability)
            recognized in Consolidated
            Financial Statements..............      $ 1.5             $(16.8)            $ 3.8                  $(11.5)
                                                    -----              -----             -----                   -----
                                                    -----              -----             -----                   -----

         Plan assets generally consist of common stocks and fixed income instruments. The unrecognized liability at August 1, 1987 is being amortized on a straight-line basis over 15 years.

         In accordance with "Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pensions" ("SFAS No. 87"), the Company has recorded an additional minimum pension liability for underfunded plans of $10.1 million and $3.2 million at December 31, 1993 and 1992, respectively, representing the excess of unfunded accumulated benefit obligations over previously recorded pension cost liabilities. A corresponding amount is recognized as an intangible asset except to the extent that these additional liabilities exceed related unrecognized prior service costs and net transition obligations, in which case the increase in liabilities is charged directly to stockholder's equity. At December 1993, the excess minimum pension liability resulted in a net charge to equity of $4.6 million.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         Net periodic pension cost for defined benefit pension plans reporting under the provisions of SFAS No. 87 included in the above table was (in milllions):

                                                                                  FIVE
                                                             YEAR ENDED       MONTHS ENDED
                                                            DECEMBER 31,      DECEMBER 31,
                                                                1993              1992
                                                            ------------      ------------
                                                                              (RESTATED)
                         Service cost...................    $4.1              $1.5
                         Interest cost..................     7.4               2.4
                         Actual return on assets........    (9.2)             (2.9)
                         Net amortization and deferral..     1.9               0.9
                                                            ----              ----
                             Net periodic pension cost..    $4.2              $1.9
                                                            ----              ----
                                                            ----              ----

         The following assumptions were used in determining the actuarial present value of the projected benefit obligation for the Company's U.S. defined benefit plans: weighted-average discount rate of 7.5% for the year ended December 31, 1993 and 9.0% for the five months ended December 31, 1992; rate of increase in future compensation levels of 4.0% for the year ended December 31, 1993 and 6.0% for the five months ended December 31, 1992; and expected long-term rate of return on assets of 9.0% for both periods.

         The Company and its subsidiaries also have several defined contribution plans for certain U.S. employees. Employer contributions to these plans were $5.0 million in the year ended December 31, 1993 and $1.2 million in the five months ended December 31, 1992. Contributions to these plans by the Company are determined under a variety of methods including those based on the number of years employed or a percentage of the contribution made by the employee.

         Non-U.S. Plan:

         The following table sets forth amounts recognized in the Company's Consolidated Financial Statements related to its non-U.S. unfunded pension plan (in millions):


                                                                  DECEMBER 31,
                                                               -----------------
                                                               1993         1992
                                                               ----         ----
          Actuarial present value of:
            Accumulated benefit obligation  . . . . . . .      $23.3        $21.6
                                                               -----        -----
                                                               -----        -----
            Vested benefits   . . . . . . . . . . . . . .      $23.0        $21.4
                                                               -----        -----
                                                               -----        -----
          Projected benefit obligation  . . . . . . . . .     $(26.0)      $(24.3)
          Plan assets at fair value . . . . . . . . . . .        ---          ---
                                                               -----        -----
          Plan assets less than projected benefit
          obligation  . . . . . . . . . . . . . . . . . .      (26.0)       (24.3)
          Net unrecognized gain . . . . . . . . . . . . .       (0.7)        (3.2)
                                                               -----        -----
          Pension liability recognized in Consolidated
            Financial Statements  . . . . . . . . . . . .     $(26.7)      $(27.5)
                                                               -----        -----
                                                               -----        -----

         Net periodic pension cost for this non-U.S. defined benefit pension plan included in the above table was (in millions):

                                                                                          FIVE
                                                               YEAR ENDED             MONTHS ENDED
                                                              DECEMBER 31,            DECEMBER 31,
                                                                  1993                    1992
                                                              ------------            ------------
        Service cost  . . . . . . . . . . . .                     $0.5                     $0.2
        Interest cost . . . . . . . . . . . .                      1.9                       0.9
                                                                  ----                      ----
        Net periodic pension cost . . . . . .                     $2.4                      $1.1
                                                                  ----                      ----
                                                                  ----                      ----

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         The Company used the following assumptions in determining the actuarial present value of the projected benefit obligation for this non-U.S. pension plan: weighted average discount rate of 7.25% for the year ended December 31, 1993 and 8.25% for the five months ended December 31, 1992 and rate of increase in future compensation levels of 4.0% for all periods presented. Pension payments are paid by this subsidiary from funds generated by operations.

         OTHER POSTRETIREMENT BENEFITS:

         The Company provides certain postretirement life and health-care benefits to certain of its employees in the Company's manufacturing sector. For most business units providing these benefits, employees retiring from the Company on or after attaining age 55 who have rendered at least 15 years of active service to the Company are entitled to postretirement benefits coverage. Most of these plans are non-contributory, while there are a few in which employees and retirees contribute towards their coverage. The Company has not funded any of this postretirement benefits liability. Contributions to the postretirement plans are made by the Company as claims are incurred.

         The Company accounts for other postretirement benefits in accordance with the provisions of Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions". The accumulated postretirement benefit obligation was determined using an assumed discount rate of 7.5% for the year ended December 31, 1993, 9% for the five months ended December 31, 1992 and a health care cost trend rate of 12% for the year ended December 31, 1993, with the assumption that the health care cost trend rate would decrease ratably to 6.0% by the year 1997. The health care cost trend rate was 13.0% for the five months ended December 31, 1992, with the assumption that the health care cost trend rate would decrease gradually to 7.0% by the year 2000. The effect of a one percent increase in the health care cost trend rate assumption would be to increase the accumulated postretirement benefit obligation, the annual service cost and interest expense components by approximately $3.2 million, $0.2 million and $0.4 million, respectively.

         In the fourth quarter of 1993, the Company curtailed certain of its postretirement benefits for its non-bargaining employees. In general, the curtailment affects employees who retire after December 1994 with exception for certain employees who meet certain age plus years of service requirements. The curtailment resulted in a reduction of the postretirement benefit liability of $4.2 million. The effect of the curtailment was offset by a charge in the fourth quarter of 1993 of $4.2 million related to the Company's self-insurance costs.

         The following table sets forth postretirement benefits recognized in Company's Consolidated Financial Statements (in millions):

                                                                   DECEMBER 31,
                                                                 1993       1992
                                                                 ----       ----
                                                                        (RESTATED)
          Accumulated postretirement benefit obligation:
            Retirees  . . . . . . . . . . . . . . . . . .        $54.0       $52.2
            Other fully eligible participants . . . . . .          6.7         7.1
            Other active participants . . . . . . . . . .          7.4        13.3
                                                                 -----       -----
                                                                  68.1        72.6
            Unrecognized actuarial (loss)   . . . . . . .         (4.6)       (3.3)
            Unrecognized prior service cost (benefits). .          0.3        (0.1)
                                                                 -----       -----
          Postretirement benefit liability recognized in
            Consolidated Financial Statements   . . . . .        $63.8       $69.2
                                                                 -----       -----
                                                                 -----       -----


        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         Net postretirement benefit cost included the following components (in millions):

                                                                                 FIVE
                                                         YEAR ENDED          MONTHS ENDED
                                                         DECEMBER 31,         DECEMBER 31,
                                                            1993                 1992
                                                         -----------          -----------
                                                                               (RESTATED)
         Service cost  . . . . . . . . . . . . . . .         $1.0                 $0.4
         Interest cost . . . . . . . . . . . . . . .          4.1                  1.8
                                                          -------              -------
              Net postretirement benefit cost  . . .          5.1                  2.2
         Effect of curtailment . . . . . . . . . . .         (4.2)                 ---
                                                          -------              -------
              Adjusted net postretirement benefit cost       $0.9                 $2.2
                                                          -------              -------
                                                          -------              -------

(11)     INCOME TAXES

         The Company adopted the provisions SFAS No. 109 effective January 1, 1993. The December 31, 1993 Consolidated Financial Statements reflected an increase in the net deferred tax assets of $8.6 million and a corresponding benefit of $8.6 million, reflected as a "Cumulative effect of change in accounting principle". As part of the adoption of SFAS No. 109, various "gross up" adjustments were made to the balance sheet in order to adjust amounts which were originally recorded on a net-of-tax basis as part of purchase accounting. These adjustments resulted in increases to net property, plant and equipment, accrued liabilities, accrued employee benefit obligations and other long-term liabilities of approximately $21.4 million, $1.9 million, $19.3 million and $12.2 million, respectively. These increases were offset by a corresponding increase to deferred taxes of approximately $12.0 million.

         At December 31, 1993, based upon the Company's Federal income tax returns, consolidated net operating losses of approximately $30.0 million were available to offset future taxable income of the Company and its subsidiaries. The carryforward expires in 2008. The Company also has approximately $7.0 million of alternative minimum tax credit carryforward available. The credit does not expire.

         The Consolidated Financial Statements reflected the following deferred tax assets and liabilities (in millions):

                                                              DECEMBER 31,         JANUARY 1,
                                                                  1993                 1993
                                                               ---------           ---------
         Deferred tax assets:
              Inventory and bad debt reserves............        $  13.3          $ 12.0
              Accrued employee benefit obligations.......           30.4            31.3
              Net operating loss and AMT credit
                 carryforwards...........................           12.2            13.4
              Divestiture reserves.......................            8.1             9.0
              Restructuring reserves.....................            5.8             3.0
              Legal and environmental reserves...........           17.5             6.8
              Other......................................           29.3            25.1
                                                                 -------         -------
                                                                   116.6           100.6
              Valuation allowance........................          (21.3)           (1.3)
                                                                 -------         -------
                                                                  $ 95.3          $ 99.3
                                                                 -------         -------
                                                                 -------         -------

         Deferred tax liabilities:
              Property, plant and equipment basis
                 difference..............................         $ 34.6           $42.8
              Investment in equity investees.............           12.9            17.4
              Other......................................           11.0            11.4
                                                                 -------         -------
                                                                  $ 58.5           $71.6
                                                                 -------         -------
                                                                 -------         -------

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)
                               DECEMBER 31, 1993

         The U.S. and non-U.S. components of income from continuing operations before income taxes and the components of the provision for income taxes were as follows (in millions):

                                                                                      FIVE
                                                                YEAR ENDED        MONTHS ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                                    1993              1992
                                                               ------------       -------------
                                                                                    (RESTATED)
         Income (loss) from continuing operations
            before income taxes:
              U.S......................................          $(47.4)               $(1.8)
              Non-U.S..................................             1.0                   .1
                                                               ------------       -------------
                Total..................................          $(46.4)               $(1.7)
                                                               ------------       -------------
                                                               ------------       -------------
         Provision (benefit) for income taxes:
            Current:
              U.S. federal.............................          $  9.0                $(3.3)
              U.S. state...............................             4.1                   .8
              Non-U.S..................................             2.2                 (0.7)
                                                               ------------       -------------
                                                                   15.3                 (3.2)
                                                               ------------       -------------
         Deferred:
              U.S. federal.............................            (9.0)                 1.2
              U.S. state...............................            (2.2)                  .2
              Non-U.S..................................            (0.7)                  .9
                                                               ------------       -------------
                                                                  (11.9)                 2.3
                                                               ------------       -------------
                 Total.................................         $   3.4                $(0.9)
                                                               ------------       -------------
                                                               ------------       -------------

         Reconciliation of income taxes computed at the U.S. federal statutory rate to the consolidated provision (benefit) for income taxes from continuing operations (in millions):

                                                                                      FIVE
                                                                                     MONTHS
                                                                                      ENDED
                                                                   YEAR ENDED       DECEMBER
                                                                   DECEMBER 31,        31,
                                                                      1993            1992
                                                                  -----------     -----------
                                                                                   (RESTATED)
         U.S. federal statutory rate........................         35.0%           34.0%
         Income taxes at U.S. federal
           statutory rate...................................       $(16.2)          $(0.6)
         U.S. state income taxes, net of U.S.
           federal tax benefit..............................          1.5             0.5
         Non-U.S. taxes provided at greater
           than U.S. federal statutory rate.................          1.0             0.2
         Nondeductible book depreciation and
           amortization.....................................          3.8             2.3
         Effects of net-of-tax accounting...................          ---            (1.3)
         Write-down of goodwill.............................          8.8             ---
         Tax exempt return on investments
           accounted for by the equity method...............         (1.2)            ---
         Impact of dividends received deduction
           and unremitted earnings on investments
           accounted for by the equity method...............          ---            (1.6)
         Valuation allowance................................          4.2             ---
         Other..............................................          1.5            (0.4)
                                                                  -----------     -----------
           Provision (benefit) for income taxes.............       $  3.4           $(0.9)
                                                                  -----------     -----------
                                                                  -----------     -----------

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993


(12)     RESTRUCTURING AND OTHER CHARGES

         During 1993, the Company recorded restructuring and other charges of $100.4 million related principally to the closure of Hill Refrigeration's ("Hill") Canadian manufacturing facility, the write down of certain assets of Hill, the closure of Caron International, Inc.'s ("Caron") London, Kentucky manufacturing facility, the downsizing of certain of The Pfaudler Companies, Inc's. ("Pfaudler") foreign operations, costs associated with the relocation of one of Industrial Electrical Product's ("IEP") manufacturing facilities and a provision for litigation matters (as further described in Note 18).

         In 1993, the Company decided to close Hill's Canadian manufacturing facility. Accordingly, a charge of $8.8 million was recorded in the third quarter of 1993 to reflect the write down of property, plant and equipment and to accrue for related shut down expenses. The shut down was substantially complete at December 31, 1993.

         In addition, in late 1993, the Company performed an in-depth analysis of Hill's products, competitive position, market share and manufacturing cost base. A decision was made to reduce its manufacturing costs and simplify its manufacturing processes for its commercial refrigeration cases which were being redesigned. To implement this decision a review of reconfiguration and/or relocation options was initiated. A decision was made to relocate the manufacturing of the redesigned cases. Accordingly, a review was made of the fair market value of the Trenton, NJ manufacturing facility which resulted in a write down of $19.4 million in the fourth quarter of 1993. Employee related costs of $7.0 million associated with the relocation/reconfiguration decision were also recorded in the fourth quarter of 1993. In evaluating the goodwill related to Hill, a write down of $25.8 million was made in the fourth quarter 1993 in accordance with the Company's accounting policy for goodwill.

         In the third quarter of 1993, the Company decided to consolidate Caron's London, Kentucky manufacturing facility into Caron's other manufacturing facilities. Accordingly, the Company provided $6.2 million of restructuring charges including $3.0 million for the write down of property, plant and equipment and $3.2 million for shut-down related expenses. The shut down was substantially complete at December 31, 1993.

         In the third quarter of 1993, the Company initiated a restructuring of its work force in Pfaudler's German manufacturing unit. Costs for severance payments in accordance with German legal requirements of $2.0 million were accrued in the third quarter of 1993. This severance program was substantially completed in early 1994.

         In conjunction with the relocation of one of IEP's manufacturing facilities in the first quarter of 1993, costs were incurred which exceeded previously established reserves. Accordingly, the Company recorded $2.0 million of charges in the fourth quarter of 1993.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993

         Components of these charges are as follows (in millions):
                                                                                  CASH            NON-CASH
                                                                                 CHARGES          CHARGES          TOTAL
                                                                                --------          --------        -------
         Restructuring:
                Hill, Canada
                  Property, plant and equipment write down..................     $ ---             $ 3.2           $ 3.2
                        Shut-down expenses..................................       4.2               ---             4.2
                        Other asset write-downs.............................       ---               1.4             1.4
                Hill, Trenton
                        Property, plant and equipment writedown.............       ---              19.4            19.4
                        Goodwill write-down.................................       ---              25.8            25.8
                        Other costs.........................................       7.0               ---             7.0
                Caron, Kentucky
                        Property, plant and equipment writedown.............       ---               3.0             3.0
                        Shut-down expenses..................................       3.2               ---             3.2
                Pfaudler
                        Severance and related employee costs................       2.0               ---             2.0
                IEP
                        Relocation costs....................................       2.0               ---             2.0
                Other.......................................................       0.6               ---             0.6
        Other:
                Provision for litigation costs (see Note 18)................      28.3               ---            28.3
                Other.......................................................       0.3               ---             0.3
                                                                                --------          --------        -------
                                                                                $ 47.6            $ 52.8         $ 100.4
                                                                                --------          --------        -------
                                                                                --------          --------        -------

(13)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash, cash equivalents and long-term investments

         The carrying amount of cash and cash equivalents approximated fair value because of the short maturity of those instruments. Long-term investments were stated at the lower of cost or market.

         Subordinated Debt

         The fair value of the Company's subordinated notes was based on the respective call price at January 31, 1994, for the 13% Notes and the 13.75% Notes and quoted market prices for the Notes at December 31, 1993. The fair value was determined using quoted market prices for all the subordinated notes at December 31, 1992.

         Senior Debt

         The carrying amount approximated fair value as the rates are tied to the prime rate and LIBOR which fluctuate based on current market conditions. The carrying amount approximated fair value as rates approximate borrowing rates currently available to the Company for similar loans.

         Other Debt

         The carrying amount approximated fair value as rates approximated borrowing rates currently available to the Company for similar loans.

       GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                              DECEMBER 31, 1993

        Redeemable Preferred Stock

        The fair value of the Company's redeemable preferred stock was based on the redemption price plus accrued dividends.

        The estimated fair values of the Company's financial instruments were as follows (in millions):

                                                                              DECEMBER 31, 1993          DECEMBER 31, 1992
                                                                          -------------------------  ------------------------
                                                                            CARRYING        FAIR        CARRYING       FAIR
                                                                             AMOUNT         VALUE        AMOUNT        VALUE
                                                                           ----------     ----------    ---------     --------
                                                                                                               (RESTATED)
        Cash, cash equivalents and long-term
           investments..............................................      $    89.7       $    89.7      $    48.0     $   48.0
        Subordinated Debt...........................................      $   421.6       $   438.5      $   397.9     $  415.0
        Senior Debt.................................................      $   224.2       $   224.2      $   293.5     $  293.5
        Other Debt..................................................      $    18.1       $    18.1      $    24.2     $   24.2
        Redeemable Preferred Stock..................................      $    43.6       $    43.6      $    40.8     $   40.8

(14)    COMMON STOCK AND PREFERRED STOCK

        At December 31, 1993, the Company had authorized 40.0 million shares of $0.01 par value common stock and 5.0 million shares of $0.01 par value preferred stock. No preferred stock was outstanding. As of December 31, 1993, 900,479 shares of common stock were held in treasury. The following table highlights the significant changes in the Company's outstanding common stock.

        Changes in common stock outstanding were as follows (in thousands):

                                                                                     FIVE
                                                                YEAR                MONTHS
                                                                ENDED                ENDED
                                                             DECEMBER 31,         DECEMBER 31,
                                                                1993                 1992
                                                            ------------         ------------
        Common stock, beginning                               11,052.3             11,077.3
        Exercise of stock options................                106.3                ---
        Purchase of treasury stock...............                 ---                 (25.0)
                                                            ------------         ------------
        Common stock, ending.....................             11,158.6             11,052.3
                                                            ------------         ------------
                                                            ------------         ------------

(15)    REDEEMABLE PREFERRED STOCK

        The Company's Redeemable Preferred Stock (the "Preferred Stock"), owned by GAI Partners, is redeemable, 7% dividend per annum, cumulative, nonparticipating and nonvoting. The stated value of the Preferred Stock is $1,000 per share and dividends may be paid in like Preferred Stock or cash. Dividends for the period from issuance through December 1993 have been paid in Preferred Stock. At December 31, 1993, the total outstanding Preferred Stock, including accrued dividends, amounted to $43.6 million. The Preferred Stock is redeemable at the option of the issuer or GAI Partners after December 1998, at a redemption price of $1,000 per share, plus a redemption premium of varying amounts not to exceed 13%. The Preferred Stock is held as collateral for the $32.5 million Hedstrom Note #1 (see Note
        6).

(16)    STOCK OPTIONS

        The Company's Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan") provides for the issuance of incentive stock options, nonqualified stock options or stock appreciation rights for certain key

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993

         employees, officers, directors and consultants of the Company. Options have been granted for five-year terms at their fair market value at the date of the grant. Shares which remain available for future grants totaled 1,556,000 at December 31, 1993.


                                               SHARES SUBJECT          AVERAGE OPTION
                                                 TO OPTION             PRICE PER SHARE
                                               -------------           ---------------
           Balance at July 31, 1992               250,500              $      26.50
              Options granted                     142,000              $      26.25
                                               -------------
           Balance at December 31, 1992           392,500              $      26.41
              Options granted                      74,000              $      33.32
              Options exercised                  (106,327)             $      26.47
              Options cancelled                   (22,500)             $      26.39
                                               -------------
           Balance at December 31, 1993           337,673              $      27.90
                                               -------------
                                               -------------


(17)     RELATED PARTY TRANSACTIONS

         Equity Holdings Limited Partnership, an Illinois limited partnership ("EHL"), an entity affiliated with Mr. Zell, Chairman of the Board, along with certain other officers and directors of the Company, owned approximately 73.1% of the Company's outstanding common stock at December 31, 1993, as a result of purchases and sales made from 1980 through 1993.

         Pursuant to a Stock Purchase agreement (the "Agreement") among Hellman & Friedman Capital Partners (a California limited partnership), Hellman & Friedman Capital Partners International (BVI) (together, the "Hellman & Friedman Group"), EHL, and the Company, the parties will use their best efforts in electing two directors from the Hellman & Friedman Group for every twelve. The Agreement also requires consent of the Hellman & Friedman Group for certain types of significant transactions of the Company.

         Individuals and companies affiliated with Mr. Zell perform or provide services to the Company and its subsidiaries relating to acquisition and divestiture consulting, corporate planning, legal and tax advice, property management, as well as providing certain computer equipment, operations and maintenance services, and lease office space to the Company and certain of its subsidiaries. Related party agreements or fee arrangements are approved by independent members of the Board of Directors and are generally for a term of one year. Fees paid relating to the above described services were $3.5 million for the year ended December 31, 1993 as compared to $2.1 million for the five months ended December 31, 1992.

         Other related party transactions are disclosed in Notes 5, 6, 15 and 16.

(18)     COMMITMENTS AND CONTINGENCIES

         The Company conducts manufacturing operations at various leased facilities and also leases warehouses, office space, computers and office equipment. Most of the realty leases contain renewal options and escalation clauses. Total rent expense, including related real estate taxes, amounted to $14.2 million in the year ended December 31, 1993 and $6.2 million in the five months ended December 31, 1992.

         Future minimum lease payments required as of December 31, 1993 (in millions):

           1994...........................  $  6.7
           1995...........................     5.8
           1996...........................     4.7
           1997...........................     4.4
           1998 and thereafter............     5.8
                                            ------
                                            $ 27.4
                                            ------
                                            ------

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993

         Litigation:

         In November 1991, Madison Management Group, Inc. ("Madison"), a non-consolidated affiliate, the stock of which is owned by GAFG, filed a petition with the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code"). In July 1992, the Chapter 11 case of Madison was converted to a case under Chapter 7 of the Bankruptcy Code. A Chapter 7 trustee (the "Trustee") was appointed for Madison. Total proofs of claims filed by creditors through the bar date with the Bankruptcy Court amounted to approximately $943.0 million. After the elimination of what the Company believes to be duplicate filings of proofs of claims, the total of outstanding claims amounted to approximately $485.0 million. The automatic stay of the Bankruptcy Code prohibits the creditors of Madison from pursuing their claims outside of Madison bankruptcy case. The Company disputes all except approximately $7.0 million of such claims.

         The Company believes that approximately $454.0 million of these claims (the "Pipe Claims") are successor liability claims, all of which are unadjudicated, for breach of contract, tort and breach of warranty asserted by former customers of a division whose business was sold in 1981 by a predecessor company to Madison. The Company and its counsel believe that there are meritorious defenses both as to substance and procedure and as to the amount of damages claimed by the holders of the Pipe Claims.

         In addition to the Pipe Claims, various of the claims that have been filed against Madison in the bankruptcy proceeding (and included in the $485.0 million estimate above) allege environmental (including Super Fund) liabilities and certain obligations for health and welfare, as well as pension benefits to former employees of predecessor companies. With respect to the pension benefit obligations, GAMI has entered into an agreement with the Trustee whereby GAMI will assume the obligation of the two pension plans (the "Pension Plans") that Madison was previously sponsoring. The most recent actuarial valuation completed on the Pension Plans (as of January 1, 1993), disclosed that the present value of the future obligations of one plan exceeded the fair market value of its assets by $2.1 million and that the fair market value of the assets of the other plan exceeded the present value of its future obligations by $1.2 million. Since these plans only cover retirees, the only factors that may impact the ultimate liabilities under the Pension Plans are the performance of plan assets and changes in actuarial assumptions.

         On December 31, 1992, a complaint (the "Complaint") was filed by the Trustee with the Bankruptcy Court. The Complaint, which was filed against the Company, GAFG and certain present and former officers and directors of the Company and Madison, seeks monetary and equitable relief from the named defendants. The Trustee alleged in the Complaint that: (i) in connection with the initial acquisition by a subsidiary of the Company of the predecessor business of Madison (the "Predecessor Business"), the issuance of approximately $113.0 million in notes by the Predecessor Business to the Company was a fraudulent conveyance; (ii) two dividends totaling approximately $8.3 million made by the Predecessor Business and Madison were fraudulent conveyances and improper dividends under state law; (iii) the sale by Madison to GAFG of 67.5% of Eagle's outstanding common stock owned by Madison for cash consideration of $28.7 million was a fraudulent conveyance; (iv) the approval of such sale of Eagle stock by Madison to GAFG by former directors of Madison constituted a breach of their fiduciary duty and duty of loyalty to Madison; (v) the payment by Madison to GAFG of $45.2 million to cause GAFG to assume $40.5 million of subordinated notes of Madison was a fraudulent conveyance; and (vi) Madison was a mere instrumentality and alter ego of the Company. Pursuant to the Company's bylaws, officers and directors are indemnified for actions brought against them relating to the performance of their duties for the Company and its subsidiaries. The Company believes that it, GAFG and the officers and directors of the Company and Madison named as defendants have substantial meritorious defenses against the actions brought by the Trustee. More specifically, the Company and GAFG, after reviewing applicable legal standards with its counsel and after reviewing pertinent facts, believe that in connection with the transaction outlined in (i), (iii) and (v), facts exist to support the conclusion that fair consideration was paid; the transaction outlined in (ii) and (iv) were permitted under applicable laws; and with respect to (vi), facts exist to support the corporate separateness of Madison, GAFG and GAMI. The

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993

         Company believes that the ultimate resolution of the Complaint could take an extended period of time and could involve significantly greater expense (including legal fees and related expenses) than the Company's previous estimates. During calendar 1993 and 1992, the Company expended $1.8 million and $1.6 million, respectively in pension payments, legal fees and other costs relating to the Complaint. In addition, the Company believes that based upon the continued decline in interest rates, its potential net obligation (excess of net present value of future obligations to the pensioners of both plans minus the fair market value of Pension Plans' assets) may have increased.

         The Company intends to vigorously defend itself in connection with the Complaint. However, it would consider reasonable alternatives to protracted litigation. During calendar 1993, the Company conducted substantive settlement negotiations with the Trustee and certain creditors of Madison. As a result of these factors, the Company believed that the amount of previously established reserves was not sufficient to cover the costs required to resolve the Complaint, including obligations relating to the Pension Plans. Accordingly, during calendar 1993, the Company increased its reserves relating to the Complaint by $28.3 million. After giving effect to the increase in its reserves, GAMI does not expect that the outcome of this litigation will have a material adverse effect on the Company's financial condition or results of operations. The Company believes that it has adequate resources to satisfy the reasonably likely outcome of the Complaint.

         The Company and its subsidiaries have, from time to time, become a party to other claims and lawsuits in the ordinary course of business. Except for the matter discussed in the preceding paragraphs, there are no other material lawsuits against the Company and its subsidiaries and, to the Company's knowledge, there are no material threatened lawsuits against the Company and its subsidiaries.

         Environmental Matters

         The Company and its subsidiaries are subject to various environmental laws concerning, for example, emissions to the air, discharges into water and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. In addition to costs associated with regulatory compliance, companies such as those within Eagle, which in prior years have disposed of hazardous material at various sites, may be liable under various federal and state laws for the costs of the clean-up of such sites. It is impossible to predict accurately the Company's expenditures for environmental matters; however, the Company anticipates that future environmental requirements will become more stringent, which may result in increased expenditures. It is the Company's policy to take all reasonable measures to control and eliminate pollution resulting from its operations. The Company believes that as a general matter its policies, practices and procedures in the areas of pollution control, product safety, occupational health, medical services and safety and loss prevention are adequate to prevent unreasonable risk of environmental and other damage, and the resulting financial liability.

         The Company believes, based on consultations with legal counsel and environmental consultants and its own reviews of the nature and extent of potential liabilities, that compliance with existing environmental protection laws, including those requiring clean-up of hazardous waste, will not have a material adverse effect on the Company's financial position, results of operations or competitive position.
         The Company believes that it has adequate reserves. The amounts spent on environmental expenditures were not material to the results of operations and financial position in the year ended December 31, 1993 and the five months ended December 31, 1992. It is impossible, however, to predict with certainty the level of expenditures with respect to any such obligations, in part because a substantial portion of any expenditure is a function of unsettled and evolving enforcement and regulatory policies in states where the Company conducts its business.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993


      (19)    OTHER ACQUISITIONS/DIVESTITURES

              Management continues to evaluate the acquisition of businesses that complement the existing portfolio of companies. While certain negotiations are at varying stages at this time, the Company currently has no contract or arrangement with respect to any material acquisition. Management also continuously monitors and evaluates the businesses within the Company's portfolio. While certain businesses may not necessarily meet certain of the Company's long-term objectives, there currently are no definitive sales agreements or formal plans to discontinue any businesses except Lapp as disclosed in Note 3.


      (20)    BUSINESS SEGMENT DATA

              Business segment information for the year ended December 31, 1993 and the five months ended December 31, 1992 is summarized as follows (in millions):

                                                                                                 FIVE
                                                                         YEAR ENDED          MONTHS ENDED
                                                                        DECEMBER 31,         DECEMBER 31,
                                                                            1993                 1992
                                                                        ------------         ------------
                                                                                              (RESTATED)
              Net sales:
                Building Products Group   . . . . . . . . . . . .     $       372.3         $   150.1
                Electrical Products Group   . . . . . . . . . . .             176.8              66.2
                Industrial Products Group   . . . . . . . . . . .             241.4             100.5
                Automotive Products Group   . . . . . . . . . . .             164.2              58.9
                Specialty Products Group  . . . . . . . . . . . .             205.9              90.4
                Financial Services Group  . . . . . . . . . . . .              14.4               6.5
                                                                       -------------        ---------
                    Total  . . . . . . . . . . . . . . . . . . . .     $    1,175.0         $   472.6
                                                                       -------------        ---------
                                                                       -------------        ---------


              Operating (loss) income:
                Building Products Group   . . . . . . . . . . . .     $        47.5         $   18.6
                Electrical Products Group   . . . . . . . . . . .              14.9              4.4
                Industrial Products Group   . . . . . . . . . . .              (2.9)             0.5
                Automotive Products Group   . . . . . . . . . . .               6.2              0.5
                Specialty Products Group  . . . . . . . . . . . .             (63.9)             3.4
                Financial Services Group  . . . . . . . . . . . .              (7.6)             1.7
                Corporate   . . . . . . . . . . . . . . . . . . .             (13.6)            (7.5)
                Other charges   . . . . . . . . . . . . . . . . .             (28.6)            (0.4)
                                                                      -------------         ---------
                   Total  . . . . . . . . . . . . . . . . . . . .     $       (48.0)        $   21.2
                                                                      -------------         ---------
                                                                      -------------         ---------


        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993


                                                                               FIVE
                                                        YEAR ENDED          MONTHS ENDED
                                                        DECEMBER 31,         DECEMBER 31,
                                                           1993                 1992
                                                        ------------        -------------
                                                                             (RESTATED)
  Depreciation and amortization:
     Building Products Group  . . . . . . . . . . .      $     12.1          $       5.0
     Electrical Products Group  . . . . . . . . . .            13.3                  5.1
     Industrial Products Group  . . . . . . . . . .             9.4                  4.1
     Automotive Products Group  . . . . . . . . . .             3.6                  1.3
     Specialty Products Group   . . . . . . . . . .             6.7                  2.6
     Financial Services Group   . . . . . . . . . .             0.6                  0.6
     Corporate  . . . . . . . . . . . . . . . . . .             6.2                  2.9
                                                        ------------        -------------
        Total   . . . . . . . . . . . . . . . . . .      $     51.9          $      21.6
                                                        ------------        -------------
                                                        ------------        -------------

  Capital expenditures:
     Building Products Group  . . . . . . . . . . .      $     10.1          $       2.5
     Electrical Products Group  . . . . . . . . . .             8.1                  6.3
     Industrial Products Group  . . . . . . . . . .             4.0                  1.8
     Automotive Products Group  . . . . . . . . . .             2.4                  2.4
     Specialty Products Group   . . . . . . . . . .             3.3                  0.5
     Financial Services Group   . . . . . . . . . .             0.3                  ---
     Corporate  . . . . . . . . . . . . . . . . . .             0.7                  0.2
                                                        ------------        -------------
        Total   . . . . . . . . . . . . . . . . . .      $     28.9          $      13.7
                                                        ------------        -------------
                                                        ------------        -------------

  Identifiable assets:
     Building Products Group  . . . . . . . . . . .      $    203.7          $     208.6
     Electrical Products Group  . . . . . . . . . .           288.2                287.6
     Industrial Products Group  . . . . . . . . . .           233.2                260.2
     Automotive Products Group  . . . . . . . . . .           109.8                100.5
     Specialty Products Group   . . . . . . . . . .           145.0                176.5
     Financial Services Group   . . . . . . . . . .            75.6                104.4
     Net assets of discontinued operations  . . . .            38.9                 86.9
                                                        ------------        -------------
        Total identifiable assets . . . . . . . . .         1,094.4              1,224.7
     Corporate  . . . . . . . . . . . . . . . . . .           232.1                185.1
                                                        ------------        -------------
        Total assets  . . . . . . . . . . . . . . .      $  1,326.5          $   1,409.8
                                                        ------------        -------------
                                                        ------------        -------------

         Corporate depreciation and amortization is principally amortization of debt issuance costs. Corporate assets are principally cash and cash equivalents and debt issuance costs.

         The following tables show certain financial information relating to the Company's operations in various geographic areas (in millions):

                                                                                             FIVE MONTHS
                                                                      YEAR ENDED                ENDED
                                                                     DECEMBER 31,            DECEMBER 31,
                                                                        1993                     1992
                                                                     ------------            ------------
                                                                                              (RESTATED)
                         Sales to unaffiliated customers from:
                           United States and Canada. . . . . . .      $1,105.8                $436.4
                           Europe. . . . . . . . . . . . . . . .          62.1                  29.6
                           Central and South America . . . . . .           7.1                   6.6
                                                                     ------------            ------------
                              Total. . . . . . . . . . . . . . .      $1,175.0                $472.6
                                                                     ------------            ------------
                                                                     ------------            ------------

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (CONTINUED)
                               DECEMBER 31, 1993


         Export sales from the United States to other geographic areas were $17.4 million in the year ended December 31, 1993 and $8.0 million for the five months ended December 31, 1992.

                                                                                                     FIVE MONTHS
                                                                             YEAR ENDED                  ENDED
                                                                            DECEMBER 31,             DECEMBER 31,
                                                                                1993                    1992
                                                                             ----------               ----------
                                                                                                      (RESTATED)
         Operating (loss) income:                                                       (IN MILLIONS)
           United States and Canada.........................                   $   (6.6)              $   29.4
           Europe...........................................                        1.0                   (0.3)
           Central and South America........................                       (0.2)                   ---
           Corporate........................................                      (13.6)                  (7.5)
           Other charges....................................                      (28.6)                  (0.4)
                                                                               ---------              --------
                Operating income..............................                 $  (48.0)              $   21.2
                                                                               ---------              --------
                                                                               ---------              --------

         Identifiable assets:
            United States and Canada.........................                  $  983.5               $1,062.0
            Europe...........................................                      62.6                   65.0
            Central and South America........................                       9.4                   10.8
            Net assets of discontinued operations............                      38.9                   86.9
                                                                               ---------              --------
               Total identifiable assets.....................                   1,094.4                1,224.7
            Corporate........................................                     232.1                  185.1
                                                                               ---------              --------
               Total assets..................................                  $1,326.5               $1,409.8
                                                                               ---------              --------
                                                                               ---------              --------

(21)     SUBSEQUENT EVENTS - REFINANCING

         On January 31, 1994, Eagle completed the Refinancing of substantially all of its outstanding debt except for the Notes. Through a newly formed subsidiary, Eagle Industrial, Eagle entered into the Eagle Credit Facility with a group of banks. Eagle also entered into an asset securitization program (the "Securitization") whereby it sold certain of its accounts receivable for approximately $110.0 million. In addition, GAMI contributed $50.0 million to Eagle in the form of a capital contribution. Total proceeds were $485.0 million.

         The proceeds were used to retire the Senior Bank Credit Facilities.
         In addition, proceeds were used to retire the 13.75% Notes and the 13.0% Notes, both of which were called for redemption in January 1994. The call price for the 13.75% Notes and 13.0% Notes was $1,055 and $1,040 per $1,000 principal amount, respectively. Eagle will record an extraordinary pretax charge of approximately $26.0 million in the first quarter of 1994 in connection with the Refinancing.

         In connection with the Securitization, Eagle entered into a receivables sale agreement whereby Eagle will sell on a continuous basis, an undivided interest in a pool of customer account receivables. Under the agreement, which expires in June 1999, the maximum amount of proceeds which may be accessed through this agreement is $145.0 million and is subject to change based on the level of eligible receivables and restrictions on concentrations of receivables.

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                          QUARTERLY STOCK INFORMATION



The following table sets forth for the period indicated the high and low bid prices for the Company's common stock ("Common Stock") in the national over-the-counter securities market as reported by the National Association of Securities Dealers, Inc. Automated Quotations Systems under the trading symbol GAMI. The over-the-counter quotations represent inter-dealer quotations without adjustment for retail markup, markdown or commissions, and do not necessarily represent actual transactions.

                                                                  BID PRICES
                                                   ------------------------------------------
                                                   High              Low            Dividends
                                                   ------------------------------------------
 Fourth Quarter Ended December 31, 1993           $32.50            $30.00             ---
 Third Quarter Ended September 30, 1993            33.50             27.75             ---
 Second Quarter Ended June 30, 1993                27.75             26.00             ---
 First Quarter Ended March 31, 1993                26.50             25.50             ---

 Five Months Ended December 31, 1992               27.00             24.50             ---




 The number of holders of Common Stock of record at December 1993 was approximately 970.

 The Company's loan agreements (see Note 9 to Consolidated Financial Statements), restrict the payment of any dividends until such loans are fully paid.

GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
CORPORATE INFORMATION

BOARD OF DIRECTORS

SAMUEL ZELL
Chairman of the Board
Great American Management and Investment, Inc.
and Equity Group Investments, Inc.
Chicago, Illinois

ROD F. DAMMEYER
President and Chief Executive Officer
Great American Management and Investment, Inc.
and Itel Corporation
Chicago, Illinois

BRADBURY DYER, III
Partner
Paragon Associates
Dallas, Texas

DAVID A. GARDNER
President
Gardner Capital Corporation
New York, New York

WILLIAM K. HALL
President and Chief Executive Officer
Eagle Industries, Inc.
Chicago, Illinois

F. PHILIP HANDY
President
Winter Park Capital Company
Winter Park, Florida

F. WARREN HELLMAN
General Partner
Hellman & Friedman
San Francisco, California

JOHN M. PASQUESI
General Partner
Hellman & Friedman
San Francisco, California

SHELI Z. ROSENBERG
President
Rosenberg & Liebentritt, P.C.
Chicago, Illinois

JOSEPH P. SULLIVAN
Chairman of the Board
The Vigoro Corporation
Chicago, Illinois

GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
CORPORATE INFORMATION


OFFICERS

SAMUEL ZELL
Chairman of the Board

ROD F. DAMMEYER
President and Chief Executive Officer

ARTHUR A. GREENBERG
Executive Vice President and Chief Financial Officer

NORMAN M. FIELD
Vice President and Treasurer

THOMAS P. HENEGHAN
Vice President and Controller

SHELI Z. ROSENBERG
Vice President, General Counsel and Assistant Secretary

GERALD A. SPECTOR
Vice President - Administration

RICHARD F. TROTTER
Vice President - Internal Audit

JOHN M. ZOELLER
Vice President - Taxes

SUSAN OBUCHOWSKI
Secretary

GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
CORPORATE INFORMATION


CORPORATE DATA

TRANSFER AGENT

Chemical Trust Company of California
San Francisco, California

Common Stock Shares Listed
Over-the-Counter Market
Through NASDAQ
TRADING SYMBOL  -  GAMI

INDEPENDENT AUDITORS
Arthur Andersen & Co.
Chicago, Illinois


10-K Availability

Any inquiries from individuals and institutional investors should be directed to:

Susan Obuchowski
Great American Management and Investment, Inc.
Investor Relations Department
Two North Riverside Plaza
Chicago, Illinois  60606
312/466-4010

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                            GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.




                                  By:   /s/Norman M. Field
                                        -------------------------------------
                                        Norman M. Field
                                        Vice President and Treasurer










Dated:May 16, 1994